UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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SELECT COMFORT CORPORATION
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9800 59th Avenue North
Plymouth, Minnesota  55442

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 14, 2008

TO THE SHAREHOLDERS OF SELECT COMFORT CORPORATION:

Select Comfort Corporation will hold its Annual Meeting of Shareholders at 8:00 a.m. Central Time on Wednesday, May 14, 2008, at The Northland Inn located at 7025 Northland Drive, Minneapolis, Minnesota 55428.  The purposes of the meeting are to:

1.	Elect four persons to serve as directors for three-year terms; and

2.	Approve the selection of KPMG LLP, certified public accountants, as independent auditors for the 2008 fiscal year ending January 3, 2009.

Shareholders of record at the close of business on March 17, 2008 will be entitled to vote at the meeting and any adjournments thereof.  This year, we are pleased to make use of new Securities and Exchange Commission rules authorizing companies to furnish proxy materials to shareholders over the Internet.  A Notice of Internet Availability of Proxy Materials will be mailed to shareholders on or about April 1, 2008.  The Notice of Internet Availability of Proxy Materials contains instructions on how to access our Proxy Statement and Annual Report and how to vote your shares.  Please be sure to vote your shares in time for our May 14, 2008 meeting date.

Our Board of Directors unanimously recommends that you vote “FOR” the election of the nominees for Director and “FOR” the approval of the selection of KPMG LLP as independent auditors for the 2008 fiscal year.

By Order of the Board of Directors,

/s/ Mark A. Kimball
Mark A. Kimball
Senior Vice President,
General Counsel & Secretary

April 1, 2008
Plymouth, Minnesota

i

9800 59th Avenue North
Plymouth, Minnesota  55442

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PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

May 14, 2008
______________

INTRODUCTION
______________

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Select Comfort Corporation for use at the Annual Meeting of Shareholders.  The meeting will be held on Wednesday, May 14, 2008, at 8:00 a.m. Central Time, at The Northland Inn located at 7025 Northland Drive, Minneapolis, Minnesota 55428, for the purposes set forth in the Notice of Annual Meeting of Shareholders.

Under new SEC rules, instead of mailing a full set of printed proxy materials to each shareholder, we are now mailing to each of our shareholders a Notice of Internet Availability of Proxy Materials (the “Shareholder Notice”), which includes instructions on (i) how to access our Proxy Statement and Annual Report on the Internet, (ii) how to request that a printed copy of these proxy materials be forwarded to you, and (iii) how to vote your shares via the Internet.  You will not receive a printed copy of the proxy materials unless you request a printed copy by following the instructions in the Shareholder Notice.  The Shareholder Notice will be mailed to shareholders on or about April 1, 2008.

Your vote is important.  Whether or not you plan to attend the meeting, we urge you to vote your shares in time for our May 14, 2008 meeting date.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED HEREIN AND FOR APPROVAL OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS FOR THE 2008 FISCAL YEAR AS DESCRIBED IN THIS PROXY STATEMENT.

Shareholders Entitled to Vote

Shareholders of record at the close of business on March 17, 2008 will be entitled to vote at the meeting.  As of that date, there were 44,865,102 outstanding shares of common stock.  Each share is entitled to one vote on each matter to be voted on at the Annual Meeting.  Shareholders are not entitled to cumulative voting rights.

Revocation of Proxies

Any shareholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting by:

•	Giving written notice of such revocation to the Corporate Secretary;

•	Filing a duly executed proxy bearing a later date with the Corporate Secretary; or

•	Appearing at the Annual Meeting and filing written notice of revocation with the Corporate Secretary prior to use of the proxy.

Quorum Requirements

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting (i.e., at least 22,432,552 shares) will constitute a quorum for the transaction of business at the Annual Meeting.  In general, shares of common stock represented by a properly signed and returned proxy card or properly voted by telephone or the Internet will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum, without regard to whether the card reflects abstentions (or is left blank) or reflects a “broker non-vote” on a matter.  A “broker non-vote” is a proxy submitted by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received, and the broker has no discretionary authority to vote.

Vote Required

Assuming a quorum is represented at the Annual Meeting, either in person or by proxy, each of the matters to be voted upon by shareholders, including the election of directors, requires the affirmative vote of the holders of a majority of the shares present and entitled to vote in person or by proxy at the meeting for approval.

Shares represented by a proxy that includes any broker non-votes on a matter will be treated as shares not entitled to vote on that matter, and thus will not be counted in determining whether that matter has been approved.  Shares represented by a proxy voted as “withholding authority” to vote for any nominee for director will be treated as shares present and entitled to vote that were voted against the nominee.  Signed proxies that lack any specification will be voted in favor of the election as directors of each of the four nominees for director listed in this Proxy Statement and in favor of approval of the selection of KPMG LLP as the company’s independent auditors for the 2008 fiscal year as set forth in this Proxy Statement.

Proxy Solicitation Costs

The cost of soliciting proxies, including the furnishing of proxy materials on the Internet and mailing of proxy materials to shareholders who request them will be borne by the company.  We may engage an independent proxy solicitation firm at the expense of the company to solicit proxies on behalf of the company.  Our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone or personal conversation.  We may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of our common stock.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table shows the beneficial ownership of Select Comfort common stock as of March 10, 2008 (unless another date is indicated) by (a) each director and each executive officer named in the Summary Compensation Table on page 35 of this Proxy Statement, (b) all directors and executive officers as a group and (c) each person known by us to be the beneficial owner of more than 5% of Select Comfort common stock.

	Shares of Common Stock Beneficially Owned (1)
Name	Amount	Percent of Class
Thomas J. Albani	263,392	*
Christine M. Day	35,635	*
Stephen L. Gulis, Jr.	24,375	*
Christopher P. Kirchen	459,835	1.0%
David T. Kollat	203,392	*
Brenda J. Lauderback	49,500	*
Kristen L. Manos	—	*
William R. McLaughlin (2)	1,777,612	3.8%
Ernest Park (3)	26,084	*
Michael A. Peel	64,500	*
James C. Raabe (4)	376,835	*
Kathryn V. Roedel (5)	124,125	*
Wendy L. Schoppert (6)	122,500	*
Ervin R. Shames (7)	324,251	*
Keith C. Spurgeon (8)	—	*
Jean-Michel Valette	232,214	*
All directors and executive officers as a group (20 persons) (9)	4,803,658	10.0%
FMR LLC (10)	4,529,919	10.1%
Lord, Abbett & Co. LLC (11)	4,422,299	9.9%
Sterling Capital Management LLC (12)	3,801,617	8.5%
Barclays Global Investors, NA (13)	3,278,567	7.3%
Royce & Associates, LLC (14)	2,427,700	5.4%
Clinton Group, Inc. (15)	2,262,950	5.0%
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* Less than 1% of the outstanding shares.

(1)
The shares shown include the following shares that directors and executive officers have the right to acquire within 60 days through the exercise of stock options or warrants:  Thomas J. Albani, 38,250 shares; Christine M. Day, 23,250 shares; Stephen L. Gulis, Jr., 23,250 shares; Christopher P. Kirchen, 87,000 shares; David T. Kollat, 102,000 shares; Brenda J. Lauderback, 45,750 shares; William R. McLaughlin, 1,419,940 shares; Ernest Park, 23,750 shares; Michael A. Peel, 64,500 shares; James C. Raabe, 273,004 shares; Kathryn V. Roedel, 97,375 shares; Wendy L. Schoppert, 96,875 shares; Ervin R. Shames, 132,000 shares; and Jean-Michel Valette, 57,000 shares.

(2)
Does not include 382,582 shares held by BWSJ Corporation, for which Mr. McLaughlin serves as a director and is a shareholder.  Mr. McLaughlin disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.  Includes 103,125 shares held under restricted or performance stock grants that have not vested.

(3)	Mr. Park resigned his position with the company effective as of February 29, 2008. Includes 23,750 shares that Mr. Park has the right to exercise within 90 days of his termination date.

(4)	Includes 29,625 shares held under restricted or performance stock grants that have not vested.

(5)	Includes 26,750 shares held under restricted or performance stock grants that have not vested.

(6)	Includes 25,625 shares held under restricted or performance stock grants that have not vested.

(7)	Includes 56,250 shares held by Mr. Shames’ Family Trust.

(8)	Mr. Spurgeon resigned his position with the company effective as of June 30, 2007.

(9)
Includes an aggregate of 3,050,465 shares that directors and executive officers as a group have the right to acquire within 60 days through the exercise of stock options or warrants.  Includes an aggregate of 272,125 shares held under restricted or performance stock grants that have not vested.

(10)
FMR LLC and Edward C. Johnson, III reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2008 that as of December 31, 2007, they beneficially owned 4,529,919 shares.  FMR LLC had sole power to vote 626,300 shares and FMR LLC and Edward C. Johnson, III had sole power to dispose of 4,529,919 shares.  Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, is also deemed to beneficially own 3,903,619 shares in its capacity as an investment adviser to various investment companies.  The address of FMR LLC and Edward C. Johnson, III is 82 Devonshire Street, Boston, MA 02109.

(11)
Lord, Abbett & Co. LLC reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2008 that as of December 31, 2007, it beneficially owned and had sole power to dispose of 4,422,299 shares and had sole power to vote 3,735,130 shares.  The address of Lord, Abbett & Co. LLC is 90 Hudson Street, Jersey City, NJ 07302.

(12)
Sterling Capital Management LLC reported in a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2008 that as of December 31, 2007, it beneficially owned 3,801,617 shares and had sole power to vote and sole power to dispose of 3,801,617 shares.  The address of Sterling Capital Management LLC is Two Morrocroft Centre, 4064 Colony Road, Suite 300, Charlotte, NC  28211.

(13)
Barclays Global Investors, NA (“BGIN”), Barclays Global Fund Advisors (“BGFA”), and Barclays Global Investors, Ltd. (“BGIL”) reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 6, 2008 that as of December 31, 2007, BGIN, BGFA and BGIL beneficially owned an aggregate of 3,278,567 shares and had sole power to dispose or direct the disposition of 3,278,567 shares and had sole power to vote or direct the vote of 2,672,582 shares.  The filing indicated that, of these shares, BGIN beneficially owned 1,941,516 shares and had sole power to dispose of 1,941,516 shares and had sole power to vote 1,763,305 shares; BGFA beneficially owned 1,289,123 shares and had sole power to dispose of 1,289,123 shares and had sole power to vote 909,277 shares; and BGIL beneficially owned 47,928 shares and had sole power to dispose of 47,928 shares.  The address of BGIN and BGFA is 45 Fremont Street, San Francisco, CA 94105.  The address of BGIL is Murray House, 1 Royal Mint Court, London, England, EC3N 4HH.

(14)
Royce & Associates, LLC reported in a Schedule 13G/A filed with the Securities and Exchange Commission on January 31, 2008 that as of December 31, 2007, it beneficially owned 2,427,700 shares and had sole power to vote and sole power to dispose of 2,427,700 shares.  The address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019.

(15)
Clinton Group, Inc. (“CGI”), Clinton Multistrategy Master Fund, Ltd. (“CMF”), Clinton Special Opportunities Master Fund, Ltd. (“CSOMF”), Clinton Magnolia Master Fund, Ltd. (“CMMF”), Clinton Lexington Master Fund, L.P. (“CLMF”) and George Hall (“Hall”) reported in a Schedule 13D filed with the Securities and Exchange Commission on March 10, 2008 that as of March 5, 2008, CGI, CMF, CSOMF, CMMF, CLMF and Hall beneficially owned an aggregate of 2,262,950 shares.  By virtue of his direct and indirect control of CGI, Hall is deemed to have shared voting power and shared dispositive power with respect to all shares as to which CGI has voting power and dispositive power, and he individually holds no shares.  Accordingly, CGI and Hall had shared power to dispose of and shared power to vote 2,262,950 shares.  The filing indicated that, of these shares, CMF beneficially owned 12,000 shares and had shared power to dispose of and shared power to vote 12,000 shares; CSOMF beneficially owned 130,000 shares and had shared power to dispose of and shared power to vote 130,000 shares; CMMF beneficially owned 1,152,100 shares and had shared power to dispose of and shared power to vote 1,152,100 shares; and CLMF beneficially owned 968,850 shares and shared power to dispose of and shared power to vote 968,850 shares.  The business address of CGI and Hall is 9 West 57th Street, 26th Floor, New York, New York 10019.  The business address of CMF, CSOMF, CMMF and CLMF is c/o Fortis Fund Services (Cayman) Limited, P.O. Box 2003 GT, Grand Pavilion Commercial Centre, 802 West Bay Road, Grand Cayman, Cayman Islands.

ELECTION OF DIRECTORS

(Proposal 1)

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Nomination

Article XIV of our Articles of Incorporation provides that the number of directors must be at least one but not more than 12 and must be divided into three classes as nearly equal in number as possible.  The exact number of directors is determined from time-to-time by the Board of Directors, which has determined that the Board of Directors will currently consist of 11 members.  The term of each class is three years and the term of one class expires each year in rotation.

The Board has nominated the following individuals to serve as directors of our company for terms of three years, expiring at the 2011 Annual Meeting of Shareholders, or until their successors are elected and qualified:

•	Christopher P. Kirchen
•	Brenda J. Lauderback
•	Michael A. Peel
•	Jean-Michel Valette

Each of the nominees is currently a member of our Board of Directors.

Vote Required

Assuming a quorum is represented at the Annual Meeting, either in person or by proxy, the election of each nominee requires the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting.

Board Recommendation

The Board recommends a vote FOR the election of Mr. Kirchen, Ms. Lauderback, Mr. Peel and Mr. Valette.  In the absence of other instructions, properly signed and delivered proxies will be voted FOR the election of each of these nominees.

If prior to the Annual Meeting the Board should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for such nominee will be voted for such substitute nominee as selected by the Board.  Alternatively, the proxies, at the Board’s discretion, may be voted for such fewer number of nominees as results from the inability of any such nominee to serve.  The Board has no reason to believe that any of the nominees will be unable to serve.

Information about Nominees and Other Directors

The following table sets forth certain information, as of March 17, 2008, that has been furnished to us by each director and each person who has been nominated by the Board to serve as a director of our company.

Name of Nominee	Age	Principal Occupation	Director Since

Nominees for election this year to three-year terms expiring in 2011:

Christopher P. Kirchen (1)(3)	65	Managing General Partner and co-founder of BEV Capital, a venture capital partnership.	1991

Brenda J. Lauderback (4)	57	Former President of the Retail and Wholesale Group for Nine West Group, Inc.; Also a director of Big Lots, Inc., Denny’s Corporation, Irwin Financial Corporation and Wolverine World Wide, Inc.	2004

Michael A. Peel (2)(4)	58	Executive Vice President, Human Resources and Administrative Services, General Mills, Inc.	2003

Jean-Michel Valette (1)(3)	47	Chairman of the Board of Directors, Peet’s Coffee and Tea, Inc.; Also a director of The Boston Beer Company.	1994

Directors not standing for election this year whose terms expire in 2009:

Christine M. Day (1)(2)	46	Executive Vice President, Retail Operations, lululemon athletica inc.; Also a director of Nu Skin Enterprises, Inc.	2004

Stephen L. Gulis, Jr. (1)(3)	50	President of Global Operations Group, Wolverine World Wide, Inc.; Also a director of Independent Bank Corporation.	2005

Kristen L. Manos (1)(2)	48	Executive Vice President, North American Office & Learning Environments, Herman Miller, Inc.	2007

Ervin R. Shames *	67	Chairman of the Board (non-executive) of Select Comfort Corporation; Former Chief Executive Officer of Borden, Inc. and Stride Rite Corporation; Currently a Lecturer at the University of Virginia’s Darden Graduate School of Business and a director of Choice Hotels International, Inc. and Online Resources Corporation.	1996

Directors not standing for election this year whose terms expire in 2010:

Thomas J. Albani (3)	65	Former President and Chief Executive Officer of Electrolux Corporation.	1994

David T. Kollat (4)	69	President of 22 Inc.; Former Executive Vice President of Marketing for The Limited and former President of Victoria’s Secret Catalogue; Also a director of Big Lots, Inc., Limited Brands, Inc. and Wolverine World Wide, Inc.	1994

William R. McLaughlin	51	President and Chief Executive Officer of Select Comfort Corporation.	2000
__________________

(1)	Member of the Audit Committee
(2)	Member of the Management Development and Compensation Committee
(3)	Member of the Finance Committee
(4)	Member of the Corporate Governance and Nominating Committee
*	In his capacity as non-executive Chairman of the Board, Mr. Shames may attend and vote at any Committee meeting.

Additional Information about Nominees and Other Directors

Christopher P. Kirchen has served as a member of our Board of Directors since December 1991.  Mr. Kirchen is currently Managing General Partner of BEV Capital, a venture capital firm that he co-founded in March 1997.  From 1986 to December 2002, he was a General Partner of Consumer Venture Partners, a venture capital firm that was an investor in our company.  Mr. Kirchen also serves as a director of several privately held companies.

Brenda J. Lauderback was appointed to our Board of Directors in February 2004.  Ms. Lauderback served as President of the Retail and Wholesale Group for the Nine West Group, Inc., a designer and marketer of women's footwear and accessories, from May 1995 until January 1998.  Ms. Lauderback also serves as a director of Big Lots, Inc., Denny’s Corporation, Irwin Financial Corporation and Wolverine World Wide, Inc.

Michael A. Peel has served as a member of our Board of Directors since February 2003.  Mr. Peel has served as Executive Vice President, Human Resources and Administrative Services for General Mills, Inc., a manufacturer and marketer of packaged consumer foods, since December 2007.  From 1991 to December 2007, Mr. Peel served as Senior Vice President, Human Resources and Corporate Services for General Mills.  From 1977 to 1991, Mr. Peel served in various capacities for PepsiCo, Inc., including as Senior Vice President, Human Resources for PepsiCo Worldwide Foods from 1987 to 1991.

Jean-Michel Valette has served as a member of our Board of Directors since October 1994.  Mr. Valette is an independent adviser to branded consumer companies.  In April 2005, Mr. Valette was named the Chairman (non-executive) of Robert Mondavi Winery and from October 2004 to April 2005 he served as President and Managing Director of Robert Mondavi Winery.  Since January 2004 he has served as Chairman of the Board of Directors of Peet’s Coffee and Tea, Inc.  From August 1998 to May 2000, Mr. Valette served as President and Chief Executive Officer of Franciscan Estates, Inc., a Napa Valley winery.  He was a Managing Director of Hambrecht & Quist LLC, an investment banking firm, from October 1994 to August 1998 and served as a Senior Analyst at Hambrecht & Quist LLC from November 1992 to October 1994.  Mr. Valette also serves as a director of The Boston Beer Company.

Christine M. Day was appointed to our Board of Directors in November 2004.  Since January 2008, Ms. Day has served as Executive Vice President, Retail Operations for lululemon athletica inc., an athletic apparel company.  From July 2004 until February 2007, Ms. Day served as President of Asia Pacific Group, Starbucks Coffee International.  Prior to holding this position, she served as Senior Vice President, Starbucks Coffee International.  From 1987 to 2003, Ms. Day served in various other capacities for Starbucks, including Senior Vice President, North American Finance and Administration; Senior Vice President, North American Strategic Business Systems; and Vice President of Sales and Operations for Starbucks foodservice and licensed concepts division.  Ms. Day also serves as a director of Nu Skin Enterprises, Inc., a direct seller of personal skin care and nutritional products.

Stephen L. Gulis, Jr., was appointed to our Board of directors in July 2005.  Since April 1996, Mr. Gulis has been the Executive Vice President, CFO and Treasurer of Wolverine World Wide, Inc. (WWW).  In January 2008, Mr. Gulis was appointed as President of Wolverine World Wide’s Global Operations Group.  From 1988 to 1996, Mr. Gulis served in various capacities with WWW, including CFO, Vice President of Finance, and Vice President Finance and Administration of the Hush Puppies Company.  Prior to joining WWW, he served six years on the audit staff of Deloitte & Touche.  Mr. Gulis also serves as a director of Independent Bank Corporation.

Kristen L. Manos was appointed to our Board of Directors in October 2007.  Since 2002, Ms. Manos has served as an officer of Herman Miller, Inc., an office furniture and services company, including as Executive Vice President, North American Office & Learning Environments, since 2004 and as Senior Vice President, Marketing and Market Development, from 2002 to 2004.  From 1994 to 2002, Ms. Manos served in various capacities for Haworth, Inc, an office furniture manufacturer, including as Vice President, Global Marketing, from 2000 to 2002.

Ervin R. Shames has served as a member of our Board of Directors since April 1996 and was elected Chairman of the Board in February 2008.  Mr. Shames previously served as Chairman of our Board of Directors from April 1996 to April 1999.  From May 2004 until February 2008, Mr. Shames assumed the role of Lead Director under our Corporate Governance Principles.  Since January 1995, Mr. Shames has served as an independent management consultant to consumer goods and services companies, advising on management and marketing strategy.  Since 1996, he has been a Lecturer at the University of Virginia's Darden Graduate School of Business.  From December 1993 to January 1995, he served as the Chief Executive Officer of Borden, Inc. and was President and Chief Operating Officer of Borden, Inc. from July 1993 until December 1993.  From June 1990 to June 1992, he was the Chief Executive Officer of Stride Rite Corporation and from June 1992 to July 1993 he was Stride Rite's Chairman and Chief Executive Officer.  From 1967 to 1989, Mr. Shames was employed by General Foods/Altria Companies in varying capacities including the presidencies of General Foods International, General Foods USA and Kraft USA.  Mr. Shames serves as a director of Choice Hotels International, Inc., Online Resources Corporation and several privately held companies.

Thomas J. Albani has served as a member of our Board of Directors since February 1994.  Mr. Albani served as President and Chief Executive Officer of Electrolux Corporation, a manufacturer of premium floor care machines, from June 1991 to May 1998.  From September 1984 to April 1989, he was employed by Allegheny International Inc., a home appliance manufacturing company, in a number of positions, most recently as Executive Vice President and Chief Operating Officer.

David T. Kollat has served as a member of our Board of Directors since February 1994.  Dr. Kollat has served as President and Chairman of 22 Inc., a research and consulting company for retailers and consumer goods manufacturers, since 1987.  From 1976 until 1987, he served in various capacities for Limited Brands, a women's apparel retailer, including Executive Vice President of Marketing and President of Victoria's Secret Catalogue.  Dr. Kollat also serves as a director of Big Lots, Inc., Limited Brands, Inc. and Wolverine World Wide, Inc.

William R. McLaughlin joined our company in March 2000 as President and Chief Executive Officer and as a member of our Board of Directors.  From May 2004 through February 2008, Mr. McLaughlin also served as Chairman of our Board of Directors.  From December 1988 to March 2000, Mr. McLaughlin served as an executive of PepsiCo Foods International, Inc., a snack food company and subsidiary of PepsiCo, Inc., in various capacities, including from September 1996 to March 2000 as President of Frito-Lay Europe, Middle East and Africa, and from June 1993 to June 1996 as President of Grupo Gamesa, S.A. de C.V., a cookie and flour company based in Mexico.

Corporate Governance

Information about the Board of Directors and its Committees

The Board of Directors has determined that each of the following directors is an “independent director” as defined by applicable rules of the National Association of Securities Dealers (“NASD”):

Thomas J. Albani	Christine M. Day
Stephen L. Gulis, Jr.	Christopher P. Kirchen
David T. Kollat	Brenda J. Lauderback
Kristen L. Manos	Michael A. Peel
Ervin R. Shames	Jean-Michel Valette

The Board maintains four standing committees, including an Audit Committee, a Management Development and Compensation Committee, a Finance Committee and a Corporate Governance and Nominating Committee.  Each of these Committees has a charter and each of these charters is included in the investor relations section of the company’s Web site at http://www.selectcomfort.com/investors.  The current members of each of these committees are identified in the table below.  In his capacity as non-executive Chairman of the Board, Mr. Shames may attend and vote at any Committee meeting.

Director	Audit Committee	Management Development and Compensation Committee	Finance Committee	Corporate Governance and Nominating Committee

Thomas J. Albani			X
Christine M. Day	X	X
Stephen L. Gulis, Jr.	Chair		X
Christopher P. Kirchen	X		X
David T. Kollat				X
Brenda J. Lauderback				Chair
Kristen L. Manos	X	X
Michael A. Peel		Chair		X
Jean-Michel Valette	X		Chair

The Board has determined that each member of the four Board committees meets the independence requirements applicable to those committees prescribed by the NASD, the Securities and Exchange Commission (“SEC”) and the Internal Revenue Service.  The Board of Directors has further determined that two members of the Audit Committee, Stephen L. Gulis, Jr. and Jean-Michel Valette, meet the definition of “audit committee financial expert” as set forth in Item 401(h) of Regulation S-K promulgated by the SEC.

The Board of Directors met in person or by telephone conference eight times and took action by written consent on one occasion during 2007.  The Audit Committee met in person or by telephone conference eight times during 2007.  The Management Development and Compensation Committee met in person or by telephone conference five times during 2007.  The Finance Committee met in person or by telephone conference 11 times during 2007.  The Corporate Governance and Nominating Committee met in person or by telephone conference three times during 2007.  All of the directors attended 75% or more of the meetings of the Board and all committees on which they served during fiscal 2007.

Audit Committee.  The Audit Committee is comprised entirely of independent directors, currently including Stephen L. Gulis, Jr. (Chair), Christine M. Day, Christopher P. Kirchen, Kristen L. Manos and Jean-Michel Valette.  The Audit Committee provides assistance to the Board in satisfying its fiduciary responsibilities relating to accounting, auditing, operating and reporting practices of our company.  The Audit Committee is responsible for providing independent, objective oversight with respect to our company’s accounting and financial reporting functions, internal and external audit functions, and systems of internal controls regarding financial matters and legal, ethical and regulatory compliance.  The responsibilities and functions of the Audit Committee are further described in the Audit Committee Report beginning on page 47 of this Proxy Statement.

Management Development and Compensation Committee.  The Management Development and Compensation Committee is comprised entirely of independent directors, currently including Michael A. Peel (Chair), Christine M. Day and Kristen L. Manos.  The principal function of the Management Development and Compensation Committee is to discharge the responsibilities of the Board relating to compensation of the company’s executive officers.  The responsibilities and functions of the Management Development and Compensation Committee are further described in the Compensation Discussion and Analysis beginning on page 20 of this Proxy Statement.

Finance Committee.  The Finance Committee is comprised entirely of independent directors, currently including Jean-Michel Valette (Chair), Thomas J. Albani, Stephen L. Gulis, Jr. and Christopher P. Kirchen.  The primary functions of the Finance Committee are to:

•           Review and consult with senior management regarding financial matters, including the company’s financial condition, plans and strategies, investor relations strategies, cash management strategies, risk management strategies and legal and tax structure;

•           Review and consult with senior management regarding, and make recommendations to the Board regarding, the issuance or retirement of debt or equity, dividend policies and dividend declarations, stock splits and similar changes in capitalization and acquisitions, divestitures and joint ventures and the related financial strategies or arrangements; and

•           Review and consult with senior management regarding, and approve on behalf of the Board, the company’s cash investment policies, unbudgeted capital commitments and operating leases up to $5 million, and stock repurchase authority (subject to limitations established by the Board from time-to-time).

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee is comprised entirely of independent directors, currently including Brenda J. Lauderback (Chair), David T. Kollat and Michael A. Peel.  The primary functions of the Corporate Governance and Nominating Committee are to:

•           Develop and recommend to the Board corporate governance principles to govern the Board, its committees, and our executive officers and employees in the conduct of the business and affairs of our company;

•           Identify and recommend to the Board individuals qualified to become members of the Board and its committees; and

•           Develop and oversee the annual Board and Board committee evaluation process.

Director Nominations Process

The Corporate Governance and Nominating Committee administers the process for nominating candidates to serve on our Board of Directors.  The Committee recommends candidates for consideration by the Board as a whole, which is responsible for appointing candidates to fill any vacancy that may be created between meetings of the shareholders and for nominating candidates to be considered for election by shareholders at our annual meeting.

The Committee periodically reviews with the Board the appropriate skills and characteristics required of Board members in the context of the current membership of the Board.  This assessment includes considerations such as diversity, age, functional skills and industry experience in relation to the perceived needs of the company from time-to-time.  The Board has established selection criteria to be applied by the Corporate Governance and Nominating Committee and by the full Board in evaluating candidates for election to the Board.  These criteria include:

•	Independence;

•	Integrity;

•	Experience and sound judgment in areas relevant to our business;

•	A proven record of accomplishment;

•	Willingness to speak one’s mind;

•	The ability to commit sufficient time to Board responsibilities;

•	The ability to challenge and stimulate management; and

•	Belief in and passion for our mission and vision.

Since December 2002, we have added five new members to our Board of Directors, including Michael A. Peel, appointed in February 2003; Brenda J. Lauderback, appointed in February 2004; Christine M. Day, appointed in November 2004, Stephen L. Gulis, Jr., appointed in July 2005 and Kristen L. Manos appointed in October 2007.  Each of these candidates was identified to provide additional functional expertise in one or more key areas to supplement the existing expertise of the Board.  Each of these candidates was interviewed extensively by existing Board members and evaluated based on the criteria identified above.

The Corporate Governance and Nominating Committee may use a variety of methods for identifying potential nominees for election to the Board, including consideration of candidates recommended by directors, officers or shareholders of the company.  The Committee also has the authority under its charter to engage professional search firms or other advisors to assist the Committee in identifying candidates for election to the Board, or to otherwise assist the Committee in fulfilling its responsibilities.  In February 2005, the Committee engaged the firm of Spencer Stuart to assist the Committee in identifying and evaluating potential future nominees for appointment or election to the Board.

Shareholder nominations of candidates for membership on the Board submitted in accordance with the terms of our Bylaws will be reviewed and evaluated by the Corporate Governance and Nominating Committee in the same manner as for any other nominations.  Any shareholder who wishes the Committee to consider a candidate should submit a written request and related information to our Corporate Secretary.  Under our Bylaws, if a shareholder intends to nominate a person for election to the Board of Directors at a shareholder meeting, the shareholder is required to give written notice of the proposed nomination to the Corporate Secretary at least 120 days prior to the first anniversary of the date that the company first released or mailed its proxy materials to shareholders in connection with the preceding year’s regular or annual meeting.  The shareholder’s notice must include, for each nominee whom the shareholder proposes to nominate for election as a director: (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of the company that are beneficially owned by the nominee, and (iv) any other information concerning the nominee that would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominee.  The shareholder’s notice must also include: (i) the name and address of the nominating shareholder, as they appear on the company’s books, and (ii) the class and number of shares of the company that are owned beneficially and of record by the shareholder.  The shareholder’s notice must also be accompanied by the proposed nominee’s signed consent to serve as a director of the company.

Shareholder Communications with the Board

Shareholders may communicate with the Board of Directors, its Committees or any individual member of the Board of Directors by sending a written communication to our Corporate Secretary at 9800 59th Avenue North, Plymouth, MN 55442.  The Corporate Secretary will promptly forward any communication so received to the Board, any Committee of the Board or any individual Board member specifically addressed in the communication.  In addition, if any shareholder or other person has a concern regarding any accounting, internal control or auditing matter, the matter may be brought to the attention of the Audit Committee, confidentially and anonymously, by calling 1-800-835-5870, inserting the I.D. Code of AUDIT (28348) and following the prompts from the recorded message.  The company reserves the right to revise this policy in the event that the process is abused, becomes unworkable or otherwise does not efficiently serve the purposes of the policy.

Policy Regarding Director Attendance at Annual Meeting

Our policy is to require attendance of all of our directors at our annual meeting of shareholders, except for absences due to causes beyond the reasonable control of the director.  All of the directors then serving on our Board were in attendance at our 2007 Annual Meeting of Shareholders.

Corporate Governance Principles

Our Board of Directors has adopted Corporate Governance Principles that were originally developed and recommended by the Corporate Governance and Nominating Committee.  These Corporate Governance Principles are available in the investor relations section of the company’s Web site at http://www.selectcomfort.com/investors.  Among these Corporate Governance Principles are the following:

Independence.  A substantial majority of the members of the Board should be independent, non-employee directors.  It is the responsibility of the Board to establish the standards for independence and the Board has followed the independence standards for companies listed on The NASDAQ Stock Market LLC – NASDAQ Global Select Market (“NASDAQ”).  All of our directors are independent except for William R. McLaughlin, our Chief Executive Officer.  All Committees of the Board are composed entirely of independent directors.

The Audit Committee charter requires that the Audit Committee must review and approve any proposed or actual related party transaction that would be required to be disclosed by the company pursuant to Item 404 of Regulation S-K of the Federal securities laws.

In reaching its determination that all of the non-executive members of the Board of Directors are independent under the listing standards of the NASDAQ, the Board reviewed and discussed relationships involving two of our directors.  Until May of 2006, Ervin R. Shames served as an advisory board member for a company that provided e-commerce marketing services to the company between 2003 and 2006.  The amount of these services was less than $60,000 per year and no transactions with this entity have occurred since March 2006.  Christopher P. Kirchen serves on the board of a company that has provided public relations services to the company and the amount of these services was de minimus in both 2006 and 2007.  The venture capital firm that Mr. Kirchen is affiliated with has a minority investment in a market research company that has completed one project for the company in 2008 for which the company has been billed $44,600.  The decisions related to the use of these services were made through normal company sourcing procedures and not in any way influenced by these directors.  For these reasons, and due to the minimal amounts involved, the Board determined that these transactions did not prevent these directors from meeting the applicable independence standard.

Chairman and CEO Positions.  At the present time, the Board believes that it is in the best interests of the company and its stakeholders for the positions of Chairman of the Board and CEO to be separated, and for the position of Chairman of the Board to be held by a non-executive, independent member of the Board.  The Board retains the right to review this determination and to either continue to maintain these positions as separated positions or to combine the positions, as the Board determines to be in the best interests of the company at the time.  During any period in which the positions of Chairman of the Board and CEO are combined, the Board will appoint a Lead Director from among the independent members of the Board.

Classified Board Structure.  Our Articles of Incorporation provide for a classified Board serving staggered terms of three years each.  The Board will periodically review its classified Board structure in the context of other provisions and measures applicable to unsolicited takeover proposals with the objective of positioning the Board and the company to maximize the long-term value of our company for all shareholders.

Approach to Term and Age Limits.  The Corporate Governance and Nominating Committee has determined to not adopt specific term or age limits in order to not arbitrarily lose important contributors to the Board.  In order to ensure an appropriate balance between new perspectives and experienced directors, if the median tenure of the Board exceeds 8.5 years or if the majority of the directors are 60 years or older, then one or more directors will either not be re-nominated or asked to resign from the Board.  Such director(s) will be selected based on an evaluation of the Board's needs and the director's contributions.

Change in Responsibilities.  The Board does not believe that Directors who retire or who have a change in their principal employment or affiliation after joining the Board should necessarily leave the Board.  There should, however, be an opportunity for the Board, through the Corporate Governance and Nominating Committee, to review the qualifications of the director for continued Board membership.  Any Director who undergoes a material change in principal employment or affiliation is required to promptly notify the Chair of the Corporate Governance and Nominating Committee of the change.

Other Board or Audit Committee Service.  The Board recognizes that service on other boards can in some circumstances limit the time that Directors may have to devote to fulfilling their responsibilities to the company.  It is the Board’s guideline that no Director serve on more than a total of six public company boards (including the Select Comfort Board), and that no member of the company’s Audit Committee shall serve on more than a total of three public company audit committees (including the Select Comfort Audit Committee).  If any Director exceeds or proposes to exceed these guidelines, the Director is required to promptly notify the Chair of the Corporate Governance and Nominating Committee and the committee will review the facts and circumstances and determine whether such service would interfere with the Director’s ability to devote sufficient time to fulfilling the Director’s responsibilities to the company.

CEO Service on Other Boards.  The CEO shall not serve on more than two public company boards other than the Board of Directors of the company.

Board and Committee Evaluations.  The Board believes that the company’s governance and the Board’s effectiveness can be continually improved through evaluation of both the Board as a whole and its committees.  The Corporate Governance and Nominating Committee is responsible for annually evaluating effectiveness in these areas and reviewing the results and recommendations for improvement with the full Board.

Board Executive Sessions.  Executive sessions or meetings of independent directors without management present will be held at least twice each year.  At least one session will be to review the performance criteria applicable to the CEO and other senior managers, the performance of the CEO against such criteria, and the compensation of the CEO and other senior managers.  Additional executive sessions or meetings of outside directors may be held from time-to-time as required.  The Board’s practice has been to meet in executive session for a portion of each regularly scheduled meeting of the Board.  Any member of the Board may request at any time an executive session without the presence of management.

Paid Consulting Arrangements.  The Board believes that the company should not enter into paid consulting arrangements with independent directors.

Board Compensation.  Board compensation should encourage alignment with shareholders’ interests and should be at a level equitable to comparable companies.  The Management Development and Compensation Committee is responsible for periodic assessments to assure these standards are being met.

Share Ownership Guidelines for Executive Officers and Directors.  The Board has established the stock ownership guidelines described below for executive officers and directors.  For purposes of these guidelines, stock ownership includes the fair market value of (1) all shares of common stock owned (without regard to restrictions on transfer and including shares allocated to directors’ accounts under the company’s non-employee director equity plan) and (2) vested stock options after taxes at an assumed individual effective tax rate of 40%.  The fair market value of stock options shall mean the then-current market price less the exercise price.

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Executive Officer Ownership Guidelines.  Within five years of joining the company, the Chief Executive Officer is expected to achieve and maintain stock ownership equal to six times the CEO’s base salary and each of the other executive officers is expected to achieve and maintain stock ownership equal to three times the executive officer’s base salary.

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Board Ownership Guidelines.  Within five years of joining the company’s Board of Directors, each director is expected to achieve and maintain stock ownership equal to five times the director’s annual cash retainer.

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Restrictions on Sale Pending Achievement of Ownership Objectives.  Any director or executive officer that has not achieved the foregoing ownership objective will not be permitted to sell, during any period of 12 consecutive months, more than 25% of the number of shares owned (including vested stock options) at the beginning of such 12-month period.  Exceptions to these restrictions on sale of shares may be granted by the Board in its sole discretion for good cause shown by any director or executive officer.

Conflicts of Interest.  Directors are expected to avoid any action, position or interest that conflicts with an interest of the company, or that gives the appearance of a conflict.  If any member of the Board becomes aware of any such conflicting or potentially conflicting interest involving any member of the Board, the director should immediately bring such information to the attention of the Chairman of the Board, the Chief Executive Officer and the General Counsel of the company.

Performance Goals and Evaluation.  The Management Development and Compensation Committee is responsible for establishing the procedures for setting annual and long-term performance goals for the Chief Executive Officer and for the evaluation by the full Board of his or her performance against such goals.  The Committee meets at least annually with the Chief Executive Officer to receive his or her recommendations concerning such goals.  Both the annual goals and the annual performance evaluation of the Chief Executive Officer are reviewed and discussed by the outside directors at a meeting or executive session of that group.  The Committee is also responsible for setting annual and long-term performance goals and compensation for the direct reports to the CEO.  These decisions are approved by the outside directors at a meeting or executive session of that group.

Compensation Philosophy.  The Board supports and, through the Management Development and Compensation Committee, oversees employee compensation programs that are closely linked to business performance and emphasize equity ownership.

Senior Management Depth and Development.  The CEO reports to the Board, at least annually, on senior management depth and development, including a discussion of assessments, leadership development plans and other relevant factors.

Provisions Applicable to Unsolicited Takeover Attempts or Proposals.  The Board will periodically review (not less often than every three years) the company’s Articles of Incorporation and Bylaws and various provisions that are designed to maximize shareholder value in the event of an unsolicited takeover attempt or proposal.  Such review includes consideration of matters such as the company’s state of incorporation, whether the company should opt in or out of applicable control share acquisition or business combination statutes, and provisions such as the company’s classified Board structure.  The objective of this review is to maintain a proper balance of provisions that will not deter bona fide proposals from coming before the Board, and that will position the Board and the company to maximize the long-term value of our company for all shareholders.

Shareholder Approval of Equity-Based Compensation Plans.  Shareholder approval will be sought for all equity-based compensation plans.

Code of Conduct

We have developed and circulated to all of our employees a Code of Business Conduct addressing legal and ethical issues that may be encountered by our employees in the conduct of our business.  Among other things, the Code of Business Conduct requires that our employees comply with applicable laws, engage in ethical and safe conduct in our work environment, avoid conflicts of interests, conduct our business with integrity and high ethical standards, and safeguard our company’s assets.  A copy of the Code of Conduct is included in the investor relations section of our Web site at http://www.selectcomfort.com/investors.

Employees are required to report any conduct that they believe in good faith violates our Code of Business Conduct.  The Code of Business Conduct also sets forth procedures under which employees or others may report through our management team and, ultimately, directly to our Audit Committee (confidentially and anonymously, if so desired) any questions or concerns regarding accounting, internal accounting controls or auditing matters.

All of our employees are required to periodically certify their commitment to abide by our Code of Business Conduct.  We also provide training in key areas covered by the Code of Business Conduct to help our employees to comply with their obligations.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the key principles and approaches used to determine the compensation of the named executive officers listed in the Summary Compensation Table.  All compensation paid to the named executive officers is determined by the Management Development & Compensation Committee of the Board of Directors (the “Committee”), which is composed solely of independent non-employee Directors who meet regularly each fiscal year.  The Committee has retained Towers Perrin as its outside compensation consultant.  More information on Towers Perrin’s role in advising the Committee on executive compensation matters is provided later in this report.

Select Comfort’s goal is to consistently grow sales and earnings faster than its industry peers and to out-perform a broader peer group of specialty retailers.  Select Comfort’s compensation programs are generally more performance oriented, and typically have a greater proportion of total compensation at risk, than those of comparable companies.  Only base salary and certain benefit programs do not vary, upward or downward, with annual financial performance.  As a result, total compensation for named executive officers and other senior leaders varies from the bottom quartile of the market (when performance is below expectations) to the top quartile of the market (when performance exceeds that of peer group companies).

Select Comfort’s performance in 2007 was disappointing and below both internal and external expectations.  Both executive compensation for 2007, and Committee actions taken following year-end, reflect this below target performance and the strong “pay for performance” design of the company’s executive compensation programs:

•	Base Salaries were frozen and annual merit increases were deferred until performance momentum is restored.

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Annual Cash Incentive Compensation, which typically accounts for more than 20% of total compensation for named executive officers, was completely eliminated for 2007.  In accordance with the plan design established at the beginning of the year, no bonuses were warranted due to the year-to-year decline in Net Operating Profit (“NOP”).

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Long-Term Equity-Based Incentive Compensation is also strongly tied to annual company performance.  In accordance with terms established at the beginning of 2007, annual stock and stock option awards, which typically account for approximately 40% of total compensation for named executive officers, were reduced to well below target levels due to below target company performance.

The absence of base salary increases, the elimination of any annual cash incentive payouts, and the reduction in stock and stock option awards to well below target levels will, in combination, result in total compensation in the bottom quartile of the market (vs. peer group comparators) for the named executive officers and other company management.

While Select Comfort believes it is highly important that executive compensation be closely aligned with corporate performance, it also recognizes that it must pay competitively to retain the highly talented people it has attracted to the company.  Accordingly, select special stock awards were made in late 2007 and early 2008 to top performers, particularly those newer leaders with limited stock holdings, to reinforce their importance to the business and increase their incentive and motivation.

The Summary Compensation Table included on page 35 of this Proxy Statement was prepared in strict adherence to SEC guidelines and therefore only partially reflects the year-to-year decline in total compensation resulting from below target performance in 2007.  The base salary growth in 2007 reflected in the table was the result of market adjustments and merit increases awarded at the start of fiscal 2007 (based on fiscal 2006 performance).  The stock and stock option award values reflected in the table are generally higher in 2007 than 2006 as the result of the full year impact of the March 2006 grants and the February 2007 grants (also based on fiscal 2006 performance); the reduced expense impact from the reduced performance stock awards as a result of 2007 performance will be first seen in next year’s proxy statement.  The only fiscal 2007 year-end pay actions fully reflected in the Summary Compensation Table are in the “Non-Equity Incentive Plan Compensation” column, where the zero bonus payouts for the fiscal year can be clearly seen.

The Board of Directors and management of Select Comfort are highly committed to restoring the outstanding growth and financial performance that characterized the company in the five-year period preceding 2007.  Aggressive actions have been taken to improve company performance, to weather the challenging current environment, and to better position Select Comfort to fully realize its outstanding future potential.  As part of these actions, Chief Executive Officer, Bill McLaughlin has requested that the payment of his base salary be discontinued until company growth is restored.  This action is emblematic of the passion of the senior leadership team for the Sleep Number brand and their resolve to return the company to superior performance.

The following discussion provides (1) an overview of the Management Development and Compensation Committee of our Board of Directors, (2) a discussion of the philosophy and objectives behind our compensation programs for senior management, and (3) a discussion of each material element of these compensation programs and the process used to determine the amounts of these elements.

Overview of the Management Development and Compensation Committee

The Management Development and Compensation Committee of the Board of Directors (the “Committee”) is comprised entirely of independent, non-employee directors.  The primary purpose of the Committee is to discharge the responsibilities of our Board relating to executive compensation and development of current and future leadership resources.  The responsibilities of the Committee include:

•	Establishment of compensation strategies, processes, and programs for the Chief Executive Officer and other executive officers designed to motivate and reward superior company performance.

•	Leadership of the Board of Directors’ annual process to evaluate the performance of the Chief Executive Officer.

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Review and approval of all compensation elements for the Chief Executive Officer and other executive officers including base salaries, annual cash incentive awards, equity-based awards, benefits, and perquisites.

•	Oversight of the annual cash incentive plan, long-term equity-based incentive plans, employee stock purchase plan, and major employee benefit programs.

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Review of management development progress, organizational strategy, succession planning for key leadership positions, and overall talent depth to assure that talent formation processes are consistent with the company’s aggressive growth goals.

The Committee has the authority under its charter to retain and consult with independent advisors to assist the Committee in fulfilling these responsibilities and duties.  To maintain the independence of these advisors, the charter also provides that the use by the company of any of these advisors for work other than that expressly commissioned by the Committee must be approved in advance by the Committee.  For each of the last several years, the Committee has engaged Towers Perrin, a global human resources consulting firm, as its independent compensation consultant.

The Committee usually meets four to six times per year in person or by telephone conference as needed.  The Chairman of the Committee works with members of our senior management team and with the Committee’s independent compensation consultant to determine the agenda for each meeting.  Following the development of the agenda, members of senior management and our human resources department, sometimes with the assistance of the Committee’s independent compensation consultant, prepare materials for each meeting of the Committee.  These materials are reviewed with the Chair of the Committee in advance of distribution to the entire Committee.

Our Chief Executive Officer, other members of our management team and the Committee’s independent compensation consultant may be invited to attend all or a portion of a Committee meeting, depending on the nature of the agenda.  The Committee also typically meets in executive session without any members of management present.

Neither our Chief Executive Officer nor any other member of management votes on any matters before the Committee.  The Committee, however, solicits the views of our Chief Executive Officer on compensation matters generally, and particularly with respect to the compensation of members of the senior management team reporting to the Chief Executive Officer.  The Committee also solicits the views of other members of senior management and our human resources department with respect to key compensation elements and broad-based employee benefit plans.

Compensation Philosophy and Objectives

Our compensation philosophy and objectives may be summarized as follows:

•	Competitive Compensation. As a growth-oriented company, we need to attract, retain and motivate executives and key employees with the capability to enable us to achieve significantly greater scale.

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Performance-Based Compensation.  We favor variable compensation tied to company results over fixed compensation.  We target base salary compensation at the market median, with the opportunity to earn total compensation above the market median when company performance is competitively superior.

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Reward both Company-Wide and Individual Achievement.  In determining short-term and long-term incentive awards, emphasis is placed on company performance.  However, significant differentiation can occur with respect to merit increases in base salaries, annual cash incentive compensation and in long-term equity awards based on individual performance and potential.

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Emphasize Stock Ownership.  We believe that employee stock ownership is a valuable tool to align the interests of employees with those of shareholders.  The company has established specific stock ownership objectives for company officers as well as for members of the Board of Directors.  The company provides a variety of means for broader stock ownership by employees at all levels, including through our long-term incentive plans, our 401(k) savings plan and our employee stock purchase plan.

Compensation Program Elements

Our compensation program for senior management currently consists of (1) base salary, (2) annual cash incentive compensation, (3) long-term equity-based incentive compensation, (4) severance compensation upon termination of employment without cause, (5) broad-based benefits plans available to other employees generally, and (6) limited perquisites.  In addition, we have stock ownership requirements for senior management, described further below.  We do not have employment agreements that provide for continued employment for any period of time.

The Committee annually reviews the company’s total compensation program for the Chairman and Chief Executive Officer and for each of the company’s Senior Vice Presidents.  The independent compensation consultant provides the Committee with relevant market data and trends to consider as the Committee makes compensation decisions relative to the company’s executive officers.

In making compensation decisions relative to the entire senior management team, the Committee reviews data from multiple broad-based survey sources provided by the independent compensation consultant, including Towers Perrin's 2007 Compensation Data Bank - General Executive Report and Retail/Wholesale Executive Report; Watson Wyatt's 2007/2008 Industry Report on Top Management Compensation; and William M. Mercer's 2007 Benchmark Database Executive Survey Report.  The Committee compares each element of total compensation against a market estimate derived by the independent compensation consultant from this survey data, which is adjusted by regression analysis to account for company size, as well as against tabular data from these surveys arranged by company size.

The Committee also compares each element of compensation for the CEO and CFO to a peer group of publicly traded companies.  This peer group, the composition of which is reviewed annually, consists of comparable retail, manufacturing, and consumer brand companies, with which we compete for talent and for shareholder investments.  For each of the last two fiscal years, this peer group has included:

•	Arctic Cat Inc.	•	La-Z-Boy Incorporated
•	Bed Bath & Beyond Inc.	•	Leggett & Platt, Incorporated
•	The Bombay Company, Inc.	•	Nautilus, Inc.
•	Cache, Inc.	•	Pier 1 Imports, Inc.
•	Callaway Golf Company	•	Polaris Industries Inc.
•	Chico’s FAS, Inc.	•	Restoration Hardware, Inc.
•	Christopher & Banks Corporation	•	Sealy Corporation
•	Coach, Inc.	•	Sharper Image Corporation
•	Cost Plus, Inc.	•	Starbucks Corporation
•	Donaldson Company, Inc.	•	Tempur-Pedic International Inc.
•	Dorel Industries Inc.	•	Tennant Company
•	Ethan Allen Interiors Inc.	•	The Toro Company
•	Furniture Brands International, Inc.	•	Williams-Sonoma, Inc.
•	Haverty Furniture Companies, Inc.

Because of the wide range in size among the companies in the peer group, with our annual revenues at approximately the 25th percentile of the peer group, regression analysis is used to adjust the compensation data for differences in company revenues.  The adjusted data is used as the basis of comparison of CEO and CFO compensation between our company and the companies in the peer group.

With the assistance of the independent compensation consultant, the Committee values the total compensation of the executive officers in two ways, including the “targeted opportunity” and the current actual pay.  The targeted opportunity includes current base salary, targeted annual incentive compensation, and targeted annual stock equity award values.  The current actual pay includes current base salary, the most recent actual bonus payout and most recent equity awards valued on the basis of the average stock price over the preceding six months.  The competitive position of the compensation for the executive officers is considered from both of these perspectives.

Base Salary.  Base salaries for our executive officers are reviewed annually, shortly after the end of each fiscal year.  The Committee seeks to position base salaries at the median of the general industry survey data, as adjusted by regression analysis to account for company size.

In addition to the broad industry market data and comparisons with the peer group noted above, the Committee considers other factors in arriving at or adjusting each executive officer’s base salary, including: (1) each executive officer’s scope of responsibilities; (2) each executive officer’s qualifications, skills and experience; (3) internal pay equity among senior executives; and (4) individual job performance, including both impact on current financial results and contributions to building longer-term competitive advantage and shareholder value.  Annual increases in base salary are primarily driven by the Committee’s evaluation of individual performance.

The Summary Compensation Table included on page 35 of this Proxy Statement reflects increases in base salaries implemented in early 2007 of (i) 4.5% for William R. McLaughlin, all of which was based on merit considerations, (ii) 9.3% for James C. Raabe, of which 6.0% was based on merit considerations and 3.3% was based on an adjustment to market, and (iii) 7.7% for Kathryn V. Roedel, all of which was based on merit considerations.

Based on the disappointing performance of the company in 2007, the Committee accepted management’s proposal to defer all merit increases to base salaries for executive officers until such time as performance momentum is restored.  The Committee also accepted a proposal in late February 2008 from our Chief Executive Officer, William R. McLaughlin, to forego his base salary through the remainder of 2008 until such time as the company achieves year-over-year growth in same store sales.  The Committee intends to revisit base salaries for senior executives later in the fiscal year for consistency with the company’s overall compensation objectives.

Annual Cash Incentive Compensation.  Annual cash incentive compensation for executive officers and other employees is provided under our Executive and Key Employee Incentive Plan (the “Annual Incentive Plan”).  The Annual Incentive Plan is designed to drive company-wide performance for the relevant fiscal year at or above the company’s stated long-term growth and profitability objectives.  Consistent with the company’s performance-based compensation philosophy, the Board seeks to set its company-wide financial performance objectives so as to achieve above-median performance relative to the company’s peer group.  The Committee then seeks to set annual cash incentive targets so that achievement of above-median performance will result in above-median total cash compensation.

At the beginning of each fiscal year, the Committee determines the three principal elements of the Annual Incentive Plan for the coming fiscal year: (1) the performance goals, (2) the target bonus levels, and (3) the split between company-wide performance goals and individual performance goals (if any).  Actual bonus payments are increased above the target bonus levels for results that exceed the performance goals and are decreased below the target bonus levels (and may be reduced to zero) for results that do not fully meet the goals, with the amount of the increase or decrease based on a schedule determined by the Committee.

•           Performance Goals.  The Committee determines both the type and the specific targets of the performance goals for each fiscal year.  The Annual Incentive Plan limits the types of performance goals to sales growth or volume, net operating profit before tax, cash flow, earnings per share, return on capital employed, and/or return on assets.  Since the adoption of the current Annual Incentive Plan in 2001, the Committee has selected annual net operating profit (“NOP”) as the primary company performance measure based on its belief that this single goal provides a balanced focus on both revenue growth and improved profitability.  For 2006, the Committee added unit sales growth as a secondary performance goal.  For 2007, the Committee added a revenue growth milestone as a secondary performance goal.  For 2008, the Committee chose not to add a secondary performance goal.

•           Target Bonus Levels.  The target bonus level for the CEO has been set at 75% of base salary for each year since 2002.  The target bonus level for each of the other named executive officers has been set at 55% of base salary for each year since 2003.  These target bonus levels were initially benchmarked against high growth companies of the same size and larger and these target bonus levels are reviewed annually against these benchmarks.  As noted above, these target bonus levels, when combined with the performance goals established by the Committee, are designed to deliver above-median total cash compensation for above-median performance relative to the company’s peer group.

•           Split between Company-Wide Goals and Individual Goals.  The Annual Incentive Plan specifies that, for senior executive officers, at least 75% of the target award must be based on objective company-wide performance goals and not more than 25% of the target award may be based on objective individual performance goals.  Since the inception of the Annual Incentive Plan, the Committee had based target awards payable to senior executives entirely on objective company-wide performance goals.  In 2008, the Committee determined it desirable to base 25% of the target award for senior management on individual performance objectives in order to better recognize and reward outstanding performance by incentive plan participants.  Individual performance objectives are determined based on alignment with the company’s annual operating plan and long-term strategic objectives.  The 25% individual performance portion of the target bonus levels may be reduced to zero in the event of failure to achieve the performance objectives or increased by a factor of up to 1.5X in the event of exceptional performance versus the individual objectives.  The Committee believes that this approach will effectively reward both individual and team results, while continuing to closely align executive compensation with the long-term interests of our shareholders.

The actual incentive payouts for the past two fiscal years (2006 and 2007), as well as the design of the incentive program for 2008, demonstrate how these incentive mechanics actually function and the strong relationship between company performance and incentive payments:

For 2006, the Committee established a NOP performance goal of $80.4 million (+ 17% vs. 2005) for payment of bonuses at target level.  At the end of the fiscal year the NOP results were adjusted by the Committee by $2.3 million to reflect two extraordinary items not anticipated when the original target was set by the Committee.  With these two adjustments, the company achieved $75.1 million NOP or a gain of 9.5% year-to-year on a comparable basis.  This NOP performance was below plan and resulted in a below target incentive payout of 83% of target.

For 2007, the Committee established a NOP performance goal of $90.1 million (+20% vs. comparable 2006 performance) for payment of bonuses at target level.  The incentive plan also had a 15% “kicker” if net sales hit a stretch objective of $1 billion (and NOP was at least 10% of net sales).  As the company’s NOP performance of $43.5 million was significantly below plan, in accordance with the incentive schedule established at the beginning of the year, the Committee determined that no incentive payout was appropriate for 2007.

For 2008, the Committee has determined that restoring the Company’s growth momentum is the over-riding goal.  Because of the economic uncertainty in 2008, particularly for specialty retailers, the Committee thought it important to modify this year’s incentive program design.  To assure motivation and incentive exists for top performers no matter what market conditions materialize, fiscal year incentives will be based 75% on company NOP performance and 25% on individual performance versus goals.  The company performance portion of the incentive will be based on NOP results versus the company’s 2008 goals.  No payout will occur on the company performance portion if the NOP threshold target is not met.  The slope of any incentive payouts above the NOP target for the year will be relatively flat (0.39% to 2.5% per each 1% of NOP growth) until NOP exceeds prior year by 10%, when the incentive leverage increases to 5% per each incremental 1% of NOP growth.  In all cases, any incentive earned would be fully funded by the NOP results upon which the incentive is based.

To further retain the flexibility to assure 2008 pay and performance are properly aligned, the Committee has reserved the discretion to increase or decrease the 75% company performance portion of the incentive by up to 20%.  This incentive provision has been added due to the difficulty in assessing how conservative or aggressive 2008 NOP goals are given the continuing deterioration of the economy.  The Committee will base this discretionary adjustment on the company’s relative growth versus industry competitors and on the momentum in sales and profit growth generated during the year.  Therefore, annual incentive awards for named officers for 2008 will be determined by the following formula:

Base Salary x Target Bonus Level x (.75 Company Performance x up to +/- 20% Discretionary Factor + .25 Individual Rating) = Incentive Payout.

In order to enable compensation paid under our Annual Incentive Plan to qualify for an exemption from limits on deductibility of compensation in excess of $1 million under Internal Revenue Code section 162(m) and related regulations, we have chosen to submit the material terms of the performance goals under the Annual Incentive Plan to our shareholders for approval every five years.  Our shareholders initially approved the material terms of these performance goals in 2001 and approved them again in 2006.

Long-Term Equity-Based Incentive Compensation.  The company makes long-term incentive compensation grants to its executive officers and other employees to align their interests with those of shareholders, as well as to provide total compensation which is competitive in the marketplaces in which the company competes for top talent.  As the company offers no pension plan, this pay component is an important enabler of retirement security for executives and other employees who have dedicated a significant portion of their working career to our business.

Executive officers and other key employees are eligible for equity-based grants upon joining the company and thereafter on an annual basis.  The annual long-term equity-based awards are typically granted in late February or early March of each year, following the completion of our annual audit and release of our earnings for the prior fiscal year, and coinciding with our annual performance review process.

We have historically provided four different types of equity awards to our executive officers:

•
Stock Option Awards provide the right to purchase a specific number of shares at a fixed price equal to the fair market value of the shares on the date of grant, with these rights typically vesting in annual increments of 25% of the number of options granted on each of the first four anniversaries of the date of grant;

•
Performance Stock Option Awards are stock option grants in which the number of shares is subject to upward adjustment (of up to 50%) or downward adjustment (of up to 75%) based on performance versus company performance objectives for the year of the grant;

•
Restricted Stock Awards are full share grants that become fully vested and owned by the employee free of restrictions only at the end of a number of years (typically four years) from the date of grant, provided the employee continues in service with the company; and

•
Performance Restricted Stock Awards are restricted stock awards in which the number of shares granted is subject to upward adjustment (of up to 50%) or downward adjustment (of up to 75%) based on performance versus company-wide objectives in the year of the grant.

Up until 2005, Stock Option Awards and Restricted Stock Awards were the only forms of long-term equity-based compensation utilized by the company.  Executives and other stock program participants would annually receive Stock Option Awards.  In addition, certain executives and other key employees were selected to receive special Restricted Stock Awards for recognition and retention reasons.  Starting in 2005, the company began to grant Performance Restricted Stock Awards in addition to Stock Option Awards, with the mix of annual awards for executive officers targeted at 75% Stock Option Awards and 25% Performance Restricted Stock Awards.  Since 2007, all of our annual equity awards to executive officers have been in the form of performance-based awards, with the mix for executive officers targeted at 75% Performance Stock Option Awards and 25% Performance Restricted Stock Awards.  In 2008, some participant choice was introduced, whereby executive officers could choose between either a 50%/50% or 75%/25% mix by value of Performance Stock Option Awards to Performance Restricted Stock Awards.

In determining the economic value of long term equity-based incentive compensation to be granted to each stock plan participant, the following four criteria are considered:

•
Organizational Performance, including historical total shareholder returns (both one- and five-year perspectives), net sales and earnings growth relative to internal targets and external peer comparisons, and strategic accomplishments.

•
Individual Performance, including levels of responsibility and impact on both our current results and our long-term competitive position.  Our equity-based incentive grants have generally been the vehicle to provide differentiation in rewards for individual performance.  These long-term incentive grants are also designed to support important long-term retention considerations.

•	Market Survey Information including current market position (both individually and in the aggregate), intended market competitive position, and market trends.

•
Prior Awards, including both the number of stock options and restricted shares awarded and the accumulated value to evaluate the “holding power” of unvested equity when considering employee retention exposure.

For determining the performance adjustment to the economic value of annual Performance Stock Awards, the company used the following schedule in 2007:

2007 Net Operating Profit as a Percentage of Bonus Payout Target	Award Multiplier
>125%	1.50X
>115% to 125%	1.25X
>105% to 115%	1.10X
>95% to 105%	1.00X
>85% to 95%	0.90X
>75% to 85%	0.80X
>65% to 75%	0.75X
≤65%	0.25X

As you can see from this matrix, the target awards for executive officers and other stock program participants can be increased by up to 50% or decreased by up to 75% based on company NOP performance for the fiscal year just ended.

In accordance with this schedule, and the other plan provisions, the number of shares included in the Performance Stock Option Awards and Performance Restricted Stock Awards granted to plan participants in the beginning of 2007 were reduced by 75% based on actual NOP performance in 2007.  These grant amounts for executive officers are summarized in the Grant of Plan-Based Awards Table included on page 36 of this Proxy Statement and were in each case reduced to the threshold amounts reflected in the table.  For performance-based grants to be adjusted versus targets in 2009 (based on fiscal 2008 results), the Committee narrowed the foregoing matrix to provide a maximum increase or decrease of up to 25% from the target award.  This change was made due to the present volatility in business conditions and the overall difficulty in assessing how conservative or aggressive 2008 NOP goals are given the continuing deterioration of the economy.

For the March 2008 award, plan participants were enabled to make a choice in the weighting between Performance Stock Option Awards and Performance Restricted Stock Awards.  Senior officers, including named executive officers, were eligible to elect to receive the economic value of their 2008 grant in either a 50%/50% or 75%/25% mix by value of Performance Stock Option Awards to Performance Restricted Stock Awards.  Named executive officers receiving long-term incentive grants under this program in March of 2008 included James C. Raabe, who received 35,250 Performance Stock Options and 5,875 Performance Restricted Stock shares; Kathryn V. Roedel, who received 50,250 Performance Stock Options and 8,375 Performance Restricted Stock shares; and Wendy L. Schoppert, who received 45,000 Performance Stock Options and 7,500 Performance Stock shares.

Also in 2008, a small group of key employees were singled out for special stock grants based on their future contribution potential as part of the company’s long-term retention strategy.  These special stock grants have three-year vesting.  Named officers receiving special stock grants were James C. Raabe (7,500 Stock Options and 1,250 Restricted Stock shares), Kathryn V. Roedel (30,000 Stock Options and 5,000 Restricted Stock shares), and Wendy L. Schoppert (30,000 Stock Options and 5,000 Restricted Stock shares).

The company’s Chief Executive Officer, William R. McLaughlin, has been eligible for limited equity-based awards in the last two years as a result of the multi-year Stock Option Award he received in March 2006, in return for his commitment to continue in his position as CEO for at least five more years.  This special one time grant represented five times Mr. McLaughlin’s normal annual Stock Option Award, all of which cliff-vest in 2011 at the end of the five years.  The Board made this special grant in recognition of Mr. McLaughlin’s exceptional performance in the years preceding the award and to assure continuity at the top of the company so as to perpetuate the distinctive growth the company was achieving.  While the bulk of Mr. McLaughlin’s annual equity incentive award was foregone due to this multi-year Stock Option Award, he has remained eligible for Performance Restricted Stock Awards in 2007 and 2008.  With respect to 2007, Mr. McLaughlin was eligible to receive 37,500 Performance Restricted Stock shares, which was reduced by 75% to 9,375 shares based on 2007 performance, consistent with the performance matrix discussed above.  In the 2008 grant cycle, Mr. McLaughlin also received 37,500 Performance Restricted Stock shares, which is subject to increase or decrease by up to 25% based on performance in 2008.

Severance Compensation.  In February of 2007, the Committee adopted the Select Comfort Corporation Executive Severance Pay Plan (the “Severance Plan”).  The Severance Plan establishes severance benefits payable to the CEO and other executive officers upon termination of their employment by the company without cause.  Under the Severance Plan, upon termination of employment by the company without cause, the CEO would be entitled to a base amount of severance pay equal to (a) two times the sum of (i) annual base salary and (ii) annual target bonus, plus (b) a pro rata target bonus for the year of termination.  Each of the other named executive officers, upon termination of employment by the company without cause, would be entitled to a base amount of severance pay equal to (a) one times the sum of (i) annual base salary and (ii) annual target bonus, plus (b) a pro rata target bonus for the year of termination.

In addition to the base severance compensation described above, the Severance Plan provides for reimbursement of the cost of “COBRA” medical and dental continuation coverage, less the amount paid by an active full-time employee for the same level of coverage, until the earlier of: (i) the end of the period of time reflected in the base severance compensation (i.e., two years for CEO and one year for the other named executive officers); (ii) the end of the participant’s eligibility for COBRA continuation coverage; or (iii) the date the participant becomes eligible to participate in another group medical plan or dental plan, as the case may be.

Though not specified in the Severance Plan and not an obligation of the company, the company’s practice is to support a terminated executive’s efforts to obtain future employment by contracting with a professional outplacement firm at competitive rates to provide individual consultation services during the severance period.

Severance benefits are only payable following the eligible employee’s termination of employment by the company without cause.  No severance payment would be triggered solely by a change-in-control of the company.  The Severance Plan does provide, however, that during a 24-month period following a change-in-control of the company, the company may not terminate the Severance Plan and may not reduce the severance benefits payable to participants who are employed by the company immediately prior to the change-in-control.

The Severance Plan was adopted in order to establish consistent severance benefits for senior executives and to establish a plan that would comply with anticipated new regulations under Internal Revenue Code Section 409A applicable to deferred compensation.  Prior to the adoption of the Severance Plan, some but not all of our senior executives were entitled to severance benefits pursuant to their offer letters negotiated at the time of hire.  The Severance Plan provides more uniform benefits across the senior management team and benefits that are generally similar to the benefits payable under individual offer letters.  No participant would receive less under the Severance Plan than he or she would be entitled to under his or her individual offer letter, and any such payment under an individual offer letter would be deducted from the amount payable under the Severance Plan.

In developing the Severance Plan and determining the benefits payable under the Severance Plan, the Committee considered broad-based benchmark data received from the independent compensation consultant relative to typical severance benefits and concluded that the benefits payable under the Severance Plan are generally at or below the broad-based benchmark data.

The company’s stock option plans provide for acceleration of vesting of equity awards upon a change-in-control of the company as defined in the plans, which is a common provision for publicly traded companies.  This provision enables executives to protect their equity position in the event a change-in-control results in significant change in direction of the company.

The employment offer letters for two of the named executive officers added to the senior management team in 2005, Kathryn V. Roedel and Wendy L. Schoppert, provide for acceleration of the vesting of their initial grant of stock options in the event of termination of their employment by the company without cause.  These option grants would otherwise be 75% vested as of April 2008 and fully vested as of April 2009.

Benefits and Perquisites.  Our executive officers generally receive the same menu of benefits as are available to other full-time employees, including but not limited to the following:

•
401(k) Plan.  All of our full-time employees age 21 and older are eligible to participate in our 401(k) savings plan.  The 401(k) plan includes company stock as an investment option, providing another opportunity for our senior executives and other employees to build stock ownership in our company.  The company provides a guaranteed match of 100% of the first 2% contributed by employees and 50% of the next 4% contributed by employees.  The company match portion is subject to vesting at the rate of 25% per year over the first four years of the participant’s employment.

•
Non-Qualified Deferred Compensation Plan.  Our director-level and above employees may defer a portion of their compensation under a non-qualified deferred compensation plan that offers a range of investment options similar to those available under our 401(k) plan.  The company does not contribute any compensation to this plan.

As the company provides no pension plan, we believe the 401(k) plan and the non-qualified deferred compensation plan are important elements in retirement planning for executives and other employees.

We generally avoid special executive perquisites.  We do offer two executive benefits to the CEO and senior vice presidents that are designed to address specific corporate purposes:

•
Annual Physical Exam.  Members of our senior management team are required to periodically undergo a comprehensive physical examination.  The company offers several options to complete this requirement, which generally range in cost from $1,600 to $6,000.  These costs, after insurance coverage, are paid by the company and constitute taxable wages to the executive that are not “grossed up” for tax purposes.  This benefit is designed to promote preventive care, enhance the health and wellness of senior management and to catch potential health issues at an early stage.

•
Tax and Financial Planning.  Members of our senior management team are eligible for reimbursement of expenses for tax and financial planning services up to $7,500 per year for the CEO and up to $4,000 per year for senior vice presidents.  Amounts reimbursed under this benefit represent taxable wages that are not “grossed up” for tax purposes.  This benefit is designed to enhance executive management of compensation, to avoid distraction of members of the senior management team and to promote tax compliance.

Chief Executive Officer Compensation and Performance

The compensation for William R. McLaughlin, our President and Chief Executive Officer, consists of an annual base salary, annual cash incentive compensation and long-term equity-based incentive compensation.  The Committee determines the level for each of these compensation elements using methods consistent with those used for the company’s other senior executives, including the assessment of Mr. McLaughlin’s performance and review of competitive benchmark data.  The Committee evaluates Mr. McLaughlin’s performance by soliciting input from all members of the Board as well as other members of the senior management team.  The Board also assesses Mr. McLaughlin’s performance against objectives incorporating key operational and strategic factors, including growth, profitability, product innovation, advancement of strategic initiatives, organizational development and investor relations.  The CEO performance feedback from all independent Board members is consolidated into a detailed written performance review which is the basis of a full Board discussion in Executive Session led by the Chair of the Committee.  The Board’s assessment of Mr. McLaughlin’s performance is a major consideration in determining any compensation adjustments which are appropriate for the coming year.

In late February 2008, the Committee accepted Mr. McLaughlin’s proposal to forego his base salary through the remainder of 2008 until such time as the company achieves year-over-year growth in same store sales.  The Committee intends to revisit base salaries for the CEO and other members of the senior management team later in the year, or at such time as performance momentum is restored, for consistency with the company’s overall compensation objectives.

While Mr. McLaughlin’s current total compensation is considerably below the peer group median, the Committee believes that this compensation positioning is consistent with the disappointing company performance achieved in 2007 and applauds Mr. McLaughlin’s principled insistence that he forego base salary compensation until company performance improves.

Stock Ownership Guidelines

Under stock ownership guidelines established by the Board, within five years of joining the company, the CEO is expected to achieve and maintain stock ownership equal to six times the CEO’s base salary and each of the other executive officers is expected to achieve and maintain stock ownership equal to three times the executive officer’s base salary.  For purposes of these guidelines, stock ownership includes the fair market value of (1) all shares of common stock owned (without regard to restrictions on transfer) and (2) vested stock options after taxes at an estimated effective tax rate of 40%.  The fair market value of stock options shall mean the then-current market price less the exercise price.

Any executive officer who has not achieved the foregoing ownership objective is not permitted to sell, during any period of 12 consecutive months, more than 25% of the number of shares owned (including vested stock options) at the beginning of such 12-month period.  Exceptions to these restrictions on sale of shares may be granted by the Board in its sole discretion for good cause shown by any executive officer.

Tax and Accounting Implications

Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code requires that we meet specific criteria, including stockholder approval of certain stock and incentive plans, in order to deduct, for federal income tax purposes, compensation over $1 million per individual paid to our Chief Executive Officer and each of our four other most highly compensated executives.  Our equity-based incentive plans and our annual cash bonus plan are designed to permit the grant and payment of equity or cash incentive awards that are fully deductible as performance-based compensation under the Internal Revenue Code.  In reviewing and adopting other executive compensation programs, the Committee plans to continue to consider the impact of Section 162(m) limitations in light of the materiality of the deductibility of potential benefits and the impact of such limitations on other compensation objectives.  Because the Committee seeks to maintain flexibility in accomplishing our company's compensation goals, however, it has not adopted a policy that all compensation must be fully deductible.

Accounting for Stock-Based Compensation.  In 2006, the company began accounting for stock-based compensation payments in accordance with the requirements of Statement of Financial Accounting Standards No. 123R, Share-Based Payment (“SFAS 123R”).  SFAS 123R requires all stock-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair value.

COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of the Board of Directors has reviewed and discussed the preceding Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Management Development and Compensation Committee

Michael A. Peel, Chair
Christine M. Day
Kristen L. Manos
Ervin R. Shames

Summary Compensation Table

The following table summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 29, 2007 (and for the 2006 fiscal year for those who were also named executive officers in 2006).

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name And Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non- Equity Incentive Plan Compensa-tion(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
William R. McLaughlin (3)
Chairman and CEO	2007	$687,692	—	$479,826	$1,716,207	—	—	$17,820	$2,901,545
	2006	$657,308	—	$402,316	$1,691,515	$409,174	—	$21,057	$3,181,370

James C. Raabe (4)
SVP and CFO	2007	$298,269	—	$102,252	$205,217	—	—	$9,025	$614,763
	2006	$268,077	—	$89,853	$179,088	$122,377	—	$16,483	$675,878

Kathryn V. Roedel (5)
SVP, Global Supply Chain	2007	$278,462	—	$58,839	$315,490	—	—	$37,977	$690,768
	2006	$259,231	—	$48,496	$267,114	$118,339	—	$165,279	$858,459

Keith C. Spurgeon (6)
SVP, Sales	2007	$157,770	—	$(46,742)	$27,006	—	—	$523,814	$661,848

Ernest Park (7)
SVP and CIO	2007	$267,385	—	$47,374	$286,437	—	—	$6,920	$608,116

Wendy L. Schoppert (8)
SVP of International and CIO	2007	$251,077	—	$55,962	$289,758	—	—	$10,151	$606,948

(1)  Reflects amounts recognized in 2006 and 2007 for financial statement reporting purposes in accordance with SFAS 123R (excluding estimates for forfeitures) related to stock awards (in column (e)) and option awards (in column (f)) and may include amounts for awards granted in 2007 or in prior years.  Assumptions used in the calculation of these amounts are described in Note 7 of the Notes to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2008.

(2)  Represents annual incentive compensation earned in 2007, under the Select Comfort Corporation Executive and Key Employee Incentive Plan.  There was no payout under the Select Comfort Corporation Executive and Key Employee Incentive Plan for fiscal year 2007.

(3)  All other compensation for fiscal year 2007 includes the costs of (i) the executive’s participation in the company’s annual sales incentive trip in the amount of $4,367 (including tax reimbursement of $683); (ii) reimbursement for personal financial planning and tax advice; (iii) company-sponsored physical exam; and (iv) company contribution to the executive's 401(k) account.  All other compensation for fiscal year 2006 includes the costs of (i) the executive’s participation in the company’s annual sales incentive trip in the amount of $3,842 (including tax reimbursement of $1,257); (ii) reimbursement for personal financial planning and tax advice; (iii) company-sponsored physical exam; and (iv) company contribution to the executive’s 401(k) account.

(4)  All other compensation for fiscal year 2007 includes the costs of (i) the executive’s participation in the company’s medical incentive program; and (ii) company contribution to the executive's 401(k) account.  All other compensation for fiscal year 2006 includes the costs of (i) the executive’s participation in the company’s annual sales incentive trip in the amount of $7,683 (including tax reimbursement of $2,512); and (ii) company contribution to the executive’s 401(k) account.

(5)  All other compensation for fiscal year 2007 includes the costs of (i) the executive’s participation in the company’s medical incentive program; (ii) company sponsored physical exam; (iii) reimbursement of relocation expenses in the amount of $28,572 (including tax reimbursement of $10,000) ; and (iv) company contribution to the executive's 401(k) account.  All other compensation for fiscal year 2006 includes the costs of (i) reimbursement of relocation expenses in the amount of $155,363 (including tax reimbursement of $37,547); (ii) company-sponsored physical exam; and (iii) company contribution to the executive’s 401(k) account.

(6)  All other compensation includes the costs of (i) the executive’s participation in the company’s medical incentive program; (ii) reimbursement for personal financial planning and tax advice; and (iii) severance compensation and COBRA reimbursement.  Mr. Spurgeon ceased to be employed with the company effective June 30, 2007.

(7)  All other compensation includes the costs of company contribution to the executive's 401(k) account.

(8)  All other compensation includes the costs of (i) the executive’s participation in the company’s medical incentive program; (ii) reimbursement for personal financial planning and tax advice; (iii) company sponsored physical exam; and (iv) company contribution to the executive’s 401(k) account.

Grant of Plan-Based Awards

The following table summarizes grants of equity and non-equity plan-based awards to each of the named executive officers during the fiscal year ended December 29, 2007.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Option Grants(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)

		Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)	Thresh- old (#)	Target (#)	Maxi- mum (#)
William McLaughlin		$304,304	$515,769	$1,000,000				—	—	—	—	—	—
	2/22/2007				9,375	37,500	56,250	—	—	—	—	—	—	$748,875
James Raabe		$96,788	$164,048	$410,120							—	—
	2/22/2007				1,500	6,000	9,000				—	—	$19.97	$119,820
	2/22/2007							7,500	30,000	45,000	—	—		$312,216
Kathryn Roedel		$90,361	$153,154	$382,885							—	—
	2/22/2007				1,375	5,500	8,250				—	—		$109,835
	2/22/2007							7,000	28,000	42,000	—	—	$19.97	$291,402
Keith Spurgeon (5)		$—	—	—	—	—	—	—	—	—	—	—	—	—

Ernest Park		$86,767	$147,062	$367,654							—	—
	2/22/2007				1,125	4,500	6,750				—	—		$89,865
	2/22/2007							5,000	20,000	30,000	—	—	$19.97	$208,144
Wendy Schoppert		$81,474	$138,092	$345,231							—	—
	2/22/2007				1,125	4,500	6,750				—	—		$89,865
	2/22/2007							5,000	20,000	30,000	—	—	$19.97	$208,144

(1)  This represents the annual cash incentive opportunity for 2007 under the Select Comfort Corporation Executive and Key Employee Incentive Plan.  The threshold reflects the amount that would be payable under the plan if the minimum performance level is achieved.  As reported in column (g) of the Summary Compensation Table, no amounts were paid under this plan with respect to 2007 as the minimum performance level for payment of the threshold amount was not achieved.

(2)  These awards represent performance stock awards described in greater detail in the Compensation Discussion and Analysis under the heading “Long-Term Equity-Based Incentive Compensation.”  The target number of shares is adjusted between the threshold and the maximum based on company performance in the year of grant.  The adjusted amount of the award then fully vests after four years from the grant date.  In the event of a change in control, the adjusted amount of the award would become immediately fully vested.  If any dividends are paid on our common stock, the holders of the performance stock awards would receive dividends at the same rate as paid to other shareholders if and when the performance stock award becomes fully vested.

(3)  These awards represent performance stock options described in greater detail in the Compensation Discussion and Analysis under the heading “Long-Term Equity-Based Incentive Compensation.”  The target number of shares is adjusted between the threshold and the maximum based on company performance in the year of grant.  These stock options have an exercise price equal to the closing trading prices of the company’s common stock on the grant date.  The options become exercisable at the rate of 25% each year beginning on the first anniversary of the grant date.  These options remain exercisable for up to 10 years from the grant date, subject to earlier termination upon certain events related to termination of employment.  These options become immediately exercisable in full upon a change in control of the company.

(4)  The grant date fair value of the performance stock awards is equal to the fair market value per share of common stock on the date of grant assuming the targeted performance is achieved.  The 2007 performance awards were reduced to the threshold amounts based on actual performance in 2007.  We estimate the grant date fair value of stock options using the Black-Scholes-Merton option-pricing model and a single option award approach.  A description of significant assumptions used to estimate term, volatility and risk-free interest rate follows:

Expected Term – Expected term represents the period that our stock-based awards are expected to be outstanding and was determined based on historical experience and anticipated future exercise patterns, giving consideration to the contractual terms of unexercised stock-based awards.

Expected Volatility – Expected volatility is determined based on implied volatility of our traded options and historical volatility of our stock price.

Risk-Free Interest Rate – The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero-coupon issues with a term equal to the expected term.

The weighted-average assumptions used to calculate the fair value of awards granted during 2007 using the Black-Scholes-Merton option-pricing model were as follows: (i) expected term – 5.2 years; (ii) expected volatility – 50%; (iii) risk-free interest rate – 4.7%; and (iv) expected dividend yield – 0%.

(5)  Mr. Spurgeon ceased to be employed with the company effective June 30, 2007 and was therefore not eligible for any award under any of the company’s incentive plans for 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the total outstanding equity awards for each of the named executive officers as of December 29, 2007 (except as otherwise noted).

	Option Awards						Stock Awards
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William R. McLaughlin	773,100	—		—	$3.94	3/22/2010	—		—	—	—
	30,000	—		—	$0.67	6/8/2011	—		—	—	—
	361,538	—		—	$1.82	1/30/2012	—		—	—	—
	58,427	—		—	$6.03	2/24/2013	—		—	—	—
	112,500	—		—	$16.57	2/12/2014	—		—	—	—
	—	—		—	—	—	37,500	(1)	$268,125	—	—
	56,250	56,250	(2)	—	$13.49	2/24/2015	—		—	—	—
	—	—		—	—	—	18,750	(3)	$134,063	—	—
	—	562,500	(4)	—	$24.65	3/2/2016	—		—	—	—
	—	—		—	—	—	37,500	(5)	$268,125	—	—
	—	—		—	—	—	9,375	(8)	$67,031	—	—

James C. Raabe	4,500	—		—	$7.33	3/31/2008	—		—	—	—
	30,000	—		—	$10.25	5/4/2009	—		—	—	—
	11,251	—		—	$4.98	7/28/2009	—		—	—	—
	4,586	—		—	$3.73	11/1/2009	—		—	—	—
	3,501	—		—	$2.92	2/2/2010	—		—	—	—
	18,750	—		—	$3.21	2/9/2010	—		—	—	—
	12,000	—		—	$0.67	4/17/2011	—		—	—	—
	48,830	—		—	$0.67	6/8/2011	—		—	—	—
	27,084	—		—	$1.82	1/30/2012	—		—	—	—
	37,501	—		—	$6.03	2/24/2013	—		—	—	—
	30,001	—		—	$16.57	2/12/2014	—		—	—	—
	—	—		—	—	—	7,500	(1)	$53,625	—	—
	18,750	18,750	(2)	—	$13.49	2/24/2015	—		—	—	—
	—	—		—	—	—	7,500	(3)	$53,625	—	—
	7,500	22,500	(6)	—	$24.65	3/2/2016	—		—	—	—
	—	—		—	—	—	6,000	(5)	$42,900	—	—
	—	7,500	(7)	—	$19.97	2/22/2017	—		—	—	—
	—	—		—	—	—	1,500	(8)	$10,725	—	—

Kathryn V. Roedel	56,250	56,250	(9)	—	$13.54	4/4/2015	—		—	—	—
	—	—		—	—	—	7,500	(10)	$53,625	—	—
	5,625	16,875	(6)	—	$24.65	3/2/2016	—		—	—	—
	—	—		—	—	—	4,500	(5)	$32,175	—	—
	—	7,000	(7)	—	$19.97	2/22/2017	—		—	—	—
	—	—		—	—	—	1,375	(8)	$9,831	—	—

Keith C. Spurgeon (15)	—	—		—	—	—	—		—	—	—

Ernest Park	22,500	67,500	(11)	—	$22.77	5/30/2016	—		—	—	—
	—	—		—	—	—	7,500	(12)	$53,625	—	—
	—	5,000	(7)	—	$19.97	2/22/2017	—		—	—	—
	—	—		—	—	—	1,125	(8)	$8,044	—	—

Wendy Schoppert	56,250	56,250	(13)	—	$12.56	4/18/2015	—		—	—	—
	—	—		—	—	—	7,500	(14)	$53,625	—	—
	5,625	16,875	(6)	—	$24.65	3/2/2016	—		—	—	—
	—	—		—	—	—	4,500	(5)	$32,175	—	—
	—	5,000	(7)	—	$19.97	2/22/17	—		—	—	—
	—	—		—	—	—	1,125	(8)	$8,044	—	—

(1)  These restricted stock awards were granted on February 12, 2004 and vest 100% on February 12, 2009, subject to continuing employment.

(2)  These stock options were granted on February 24, 2005 and vest 25% each year on each of the first four anniversaries of the date of grant, subject to continuing employment.

(3)  These performance stock awards were granted on February 24, 2005 and vest 100% on February 24, 2009, subject to continuing employment.

(4)  This stock option award was granted on March 2, 2006 and vests 100% on March 2, 2011, subject to continuing employment.

(5)  These performance stock awards were granted on March 2, 2006 and vest 100% on March 2, 2010, subject to continuing employment.

(6)  These stock options were granted on March 2, 2006 and vest 25% each year on each of the first four anniversaries of the date of grant, subject to continuing employment.

(7)  These performance stock options were granted on February 22, 2007 and vest 25% each year on each of the first four anniversaries of the date of grant, subject to continuing employment.  On February 21, 2008, based on actual performance in 2007, these performance stock options were adjusted to the threshold level as shown in the Grant of Plan-Based Awards Table under column (i).

(8)  These performance stock awards were granted on February 22, 2007 and vest 100% on February 22, 2011, subject to continuing employment.  On February 21, 2008, based on actual performance in 2007, these performance stock awards were adjusted to the threshold level as shown in the Grant of Plan-Based Awards Table under column (f).

(9)  This stock option was granted on April 4, 2005 and vests 25% each year on each of the first four anniversaries of the date of grant, subject to continuing employment.

(10)  This restricted stock award was granted on April 4, 2005 and vests 100% on April 4, 2009, subject to continuing employment.

(11)  This stock option was granted on May 30, 2006 and vests 25% each year on each of the first four anniversaries of the date of grant, subject to continuing employment.

(12)  This restricted stock award was granted on May 30, 2006 and vests 100% on May 30, 2010, subject to continuing employment.

(13)  This stock option was granted on April 18, 2005 and vests 25% each year on each of the first four anniversaries of the date of grant, subject to continuing employment.

(14)  This restricted stock award was granted on April 18, 2005 and vests 100% on April 18, 2009, subject to continuing employment.

(15)  Mr. Spurgeon ceased to be employed with the company effective as of June 30, 2007 and held no outstanding equity awards as of December 29, 2007.

Option Exercises and Stock Vested

The following table summarizes the stock options exercised and restricted stock awards vested for each of the named executive officers during the fiscal year ended December 29, 2007.

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William R. McLaughlin	123,944	$1,812,945	—	—
James C. Raabe	27,750	$319,529	—	—
Kathryn V. Roedel	—	—	—	—
Keith C. Spurgeon	137,251	$1,471,933	—	—
Ernest Park	—	—	—	—
Wendy L. Schoppert	—	—	—	—

(1)  The value realized on the exercise of stock options for purposes of this table is based on the difference between the fair market value of our common stock on the date of exercise and the exercise price of the stock option.

Nonqualified Deferred Compensation

The following table summarizes the aggregate earnings and balances for each of the named executive officers under the Select Comfort Executive Investment Plan, the company’s non-qualified deferred compensation plan (described in greater detail below), for the fiscal year ended December 29, 2007.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
William R. McLaughlin	—	—	$(209,249)	—	$411,015
James C. Raabe	—	—	—	—	—
Kathryn V. Roedel	$76,920	—	$2,419	—	$79,339
Keith C. Spurgeon	—	—	—	—	—
Ernest Park	—	—	—	—	—
Wendy L. Schoppert	—	—	—	—	—

Director level and above employees are eligible to participate in the Select Comfort Executive Investment Plan, which allows eligible employees to defer up to 50% of base salary and up to 100% of bonus compensation on a pre-tax basis.  The employee contributions may be made to a “savings account” or a “fixed period account.”  In addition to contributions made by eligible employees, the company may elect to make discretionary employer contributions under this plan to a “retirement account.”  The company has not elected to make any discretionary company contributions to this plan.

A participant’s account balance under the plan is credited with earnings credits which are based on deemed investment in a variety of funds made available by the plan administrator and which are currently similar to the investment fund options available under the company’s 401(k) plan.  The participant selects the funds into which the account balance is deemed to be invested and these allocations may be changed by the participant at any time.

Savings and retirement account balances under the Select Comfort Executive Investment Plan are paid out no earlier than the beginning of the year following the year of the participant’s retirement or termination of employment.  Payment of the fixed period account balance depends on the date (or dates) of distribution elected by the participant at the time he or she made the election to defer salary or bonus to a fixed period account.  Prior to termination of employment (or the fixed payment date), a participant may be allowed to access funds in his or her account in the event of certain unforeseeable hardships.  Distributions to the participant may be made in a lump sum payment or in annual installment payments.  The participant’s account balance (if any) upon his or her date of death is paid in a lump sum to the participant’s beneficiary or beneficiaries under the plan.

Among the named executive officers, only Mr. McLaughlin and Ms. Roedel had account balances under the plan as of December 29, 2007.  Mr. McLaughlin did not elect to make additional contributions (salary or bonus deferrals) to the plan in 2007.  Ms. Roedel elected to defer a portion of her 2006 bonus (that was paid in 2007) under the plan.

Employment Letter Agreements and Potential Payments upon
Termination or Change in Control

William R. McLaughlin.  We have entered into a letter agreement with William R. McLaughlin pursuant to which he serves as our Chief Executive Officer.  Under the terms of this letter agreement, upon involuntary termination of Mr. McLaughlin's employment by the Board or constructive dismissal, Mr. McLaughlin is entitled to one year's salary as severance compensation.  Also under the terms of this letter agreement, upon an involuntary termination or constructive dismissal of Mr. McLaughlin's employment following a change in control, Mr. McLaughlin would be entitled to two years' salary as severance compensation and his unvested stock options would become fully vested.  Any such severance compensation would be subject to the delivery to the company of a standard release of claims.

Kathryn V. Roedel.  We have entered into a letter agreement with Kathryn V. Roedel pursuant to which she serves as Senior Vice President, Global Supply Chain.  Under this letter agreement, upon the involuntary termination of Ms. Roedel’s employment following a change in control, or upon a termination without cause, Ms. Roedel is entitled to one year's salary as severance compensation, and the unvested portion of her initial stock option grant would become immediately vested.  In addition, if such termination occurs more than half-way through a fiscal year, Ms. Roedel would be entitled to receive a pro rata portion of any bonus payment that is ultimately earned for such fiscal year, payable at the time such bonus payments are paid to other eligible employees.  Any such severance compensation would be subject to the delivery to the company of a standard release of claims.

Wendy L. Schoppert.  We have entered into a letter agreement with Wendy L. Schoppert pursuant to which she serves as Senior Vice President, International and Chief Information Officer.  Under this letter agreement, upon the involuntary termination of Ms. Schoppert’s employment following a change in control, or upon a termination without cause, Ms. Schoppert is entitled to one year's salary as severance compensation, and the unvested portion of her initial stock option grant would become immediately vested.  In addition, if such termination occurs more than half-way through a fiscal year, Ms. Schoppert would be entitled to receive a pro rata portion of any bonus payment that is ultimately earned for such fiscal year, payable at the time such bonus payments are paid to other eligible employees.  Any such severance compensation would be subject to the delivery to the company of a standard release of claims.

Ernest Park.  We entered into a letter agreement with Ernest Park pursuant to which he served as Senior Vice President and Chief Information Officer until February 2008.  Under this letter agreement, Mr. Park would have been entitled to certain severance benefits upon the involuntary termination of his employment following a change in control, or upon a termination of his employment without cause.  As Mr. Park voluntarily terminated his employment with the company in February of 2008, no severance benefits of any kind became payable to Mr. Park.

Keith C. Spurgeon.  Mr. Spurgeon’s employment with the company ceased as of June 30, 2007.  The company and Mr. Spurgeon entered into a separation agreement pursuant to which the company agreed to pay Mr. Spurgeon the severance compensation payable under the terms of the Severance Plan described below (one year’s salary plus target bonus plus pro rata target bonus for the year of termination of employment) and Mr. Spurgeon agreed to extend the term of his agreement not to compete and not to solicit the company’s employees for other employment from one year to two years following his departure from the company.

Effective as of February 22, 2007, our Board of Directors adopted the Select Comfort Corporation Executive Severance Pay Plan (the “Severance Plan”), establishing severance benefits payable to the CEO and other executive officers upon termination of their employment by the company without cause.  Prior to the adoption of the Severance Plan, some but not all of the senior executives were entitled to severance benefits pursuant to employment offer letters negotiated at the time of hire.  The Severance Plan was adopted in order to (i) provide consistent severance benefits for the company’s senior executives and (ii) establish a plan that would comply with anticipated new regulations under Internal Revenue Code Section 409A applicable to deferred compensation.

Compensation would only be payable under the Severance Plan upon termination of employment without “cause,” as defined in the plan, and in the event of constructive dismissal under certain specifically defined circumstances.  No compensation would be payable under the Severance Plan upon (i) termination of employment for cause, (ii) termination of employment due to the resignation, retirement or death of the employee, or (iii) a change in control of the company.

Benefits under the Severance Plan are conditioned upon execution and delivery to the company of a general release of claims and return of any company property.  In addition, any severance compensation remaining to be paid would be terminated in the event the release described above is declared invalid or is revoked or attempted to be revoked, or in the event of a violation by the employee of a non-compete or confidentiality agreement with the company.  Each of the named executive officers has signed a non-compete agreement extending for one year following termination of employment and a confidentiality agreement of indefinite duration.

For the CEO, the base severance compensation is equal to (a) two times the sum of (i) annual base salary and (ii) annual target bonus, plus (b) a pro rata target bonus for the year of termination.  For each of the other named executive officers, the base severance compensation is equal to (a) one times the sum of (i) annual base salary and (ii) annual target bonus, plus (b) a pro rata target bonus for the year of termination.  The base severance compensation would be paid in a lump sum within a reasonable time following the employee’s termination of employment and in no event later than March 1 of the year following the year during which the termination of employment occurs.

In addition to the base severance compensation, the Severance Plan provides for reimbursement of the cost of “COBRA” medical and dental continuation coverage, less the amount paid by an active full-time employee for the same level of coverage, until the earlier of: (i) the end of the period of time reflected in the base severance compensation (i.e., two years for CEO, one year for Senior Vice Presidents); (ii) the end of the participant’s eligibility for COBRA continuation coverage; or (iii) the date the participant becomes eligible to participate in another group medical plan or dental plan, as the case may be.  These benefits would be paid within a reasonable time following the employee’s monthly payment of the COBRA premium.

As a result, assuming termination of employment as of the last day of our most recently completed fiscal year (December 29, 2007), the following amounts would have been payable in the event of the termination of the applicable employee without cause or upon a constructive dismissal:

Executive Officer	Base Severance Compensation	Total COBRA Continuation Payments

William R. McLaughlin	$2,932,500	$15,345
James C. Raabe	$619,500	$9,789
Kathryn V. Roedel	$588,000	$9,209
Keith C. Spurgeon*	$-0-	$-0-
Ernest Park	$562,800	$8,270
Wendy L. Schoppert	$529,200	$9,578

*  Mr. Spurgeon’s employment with the company terminated in June of 2007, so no amounts are reflected as payable as of the end of fiscal 2007.

In addition to the foregoing, upon the termination of employment without cause or upon a constructive dismissal as of December 29, 2007, pursuant to the terms of their respective employment offer letters, Kathryn V. Roedel, Ernest Park and Wendy L. Schoppert would have become entitled to acceleration of the vesting of stock options from their initial stock options granted at the time of commencement of their employment.  As the exercise price of all of these stock options exceeded the market value as of December 29, 2007, this provision would not have resulted in any additional realizable value for any of these employees as of such date.

Under our company’s 1990 Omnibus Stock Option Plan (the “1990 Plan”), 1997 Stock Incentive Plan (the “1997 Plan”) and 2004 Stock Incentive Plan (the “2004 Plan”), if a “change in control” of our company occurs, then, unless the Compensation Committee decides otherwise either at the time of grant of an incentive award or at any time thereafter, all outstanding stock options will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the participant to whom such options have been granted remains in the employ or service of our company or any subsidiary.

In addition, under the 1997 Plan and the 2004 Plan, if a “change in control” of our company occurs, then, unless the Compensation Committee decides otherwise either at the time of grant of an incentive award or at any time thereafter:

•           All outstanding stock appreciation rights will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the participant to whom such stock appreciation rights have been granted remains in the employ or service of our company or any subsidiary;

•           All outstanding restricted stock awards will become immediately fully vested and non-forfeitable; and

•           All outstanding performance units, stock bonuses and performance stock awards will vest and/or continue to vest in the manner determined by the Compensation Committee and set forth in the agreement evidencing such performance units or stock bonuses.

There are presently no outstanding stock appreciation rights, performance units or stock bonuses.

In the event of a change in control, the Compensation Committee may pay cash for all or a portion of the outstanding options.  The amount of cash the participants would receive will equal (a) the fair market value of such shares immediately prior to the change in control minus (b) the exercise price per share and any required tax withholding.  The acceleration of the exercisability of options under the 1990 and 1997 Plans may be limited, however, if the acceleration would be subject to an excise tax imposed upon “excess parachute payments.”

Under the 1990 Plan, the 1997 Plan and the 2004 Plan, a “change in control” will include any of the following:

•           The sale, lease, exchange or other transfer of all or substantially all of the assets of our company to a corporation not controlled by our company;

•           The approval by our shareholders of a plan or proposal for the liquidation or dissolution of our company;

•           Any change in control that is required by the Securities and Exchange Commission to be reported;

•           Any person who was not a shareholder of our company on the effective date of the Plan becomes the beneficial owner of 50% or more of the voting power of our company’s outstanding common stock; or

•           The “continuity” directors (directors as of the effective date of the Plan and their future nominees) ceasing to constitute a majority of the Board of Directors.

The foregoing provisions applicable to changes in control under our equity-based stock incentive plans apply equally to all employees holding incentive awards under these plans.

Director Compensation

Annual Retainer.  All of our non-employee directors receive an annual cash retainer of $25,000, each committee chair receives additional compensation of $5,000 per year and each member of the Audit Committee receives additional compensation of $5,000 per year.  The non-executive Chairman of the Board receives an additional retainer of $100,000 per year.

Under the Select Comfort Corporation Non-Employee Director Equity Plan adopted by the Board of Directors in November 2005 and approved by our shareholders at the 2006 Annual Meeting, non-employee directors may elect to receive all or a portion of their annual cash retainer in the form of shares of the company’s common stock and to defer receipt of such shares.  To the extent directors elect to participate in this plan, the shares to be issued are valued at fair market value as of the date the cash retainer otherwise would have been paid and the directors receive no discount.

Stock Options.  Each non-employee director is eligible to receive, as of the date that the director first begins to serve on the Board, an initial grant of options to purchase up to 10,000 shares of our common stock (or such lesser number of shares as may be determined by the Management Development and Compensation Committee from time to time).  These initial options become exercisable one year after the date of grant, so long as the director remains a director of our company.  In addition, each of our non-employee directors is eligible for an annual grant, coincident with the annual meeting of shareholders, of options to purchase up to 10,000 shares of our common stock (or such lesser number of shares as may be determined by the Management Development and Compensation Committee from time to time).   These annual options become exercisable one year after the date of grant, so long as the director remains a director of our company.  All options granted to directors have an exercise price equal to the fair market value of our common stock on the date of grant and remain exercisable for a period of up to 10 years, subject to continuous service on our Board of Directors.

Reimbursement of Expenses.  All of our directors are reimbursed for travel expenses for attending meetings of our Board or any Board committee and for attending director continuing education programs.

No Director Compensation for Employee Directors.  Any director who is also an employee of our company does not receive additional compensation for service as a director.

Director Compensation

The following table summarizes the total compensation paid or earned by each of the non-employee members of our Board of Directors for the fiscal year ended December 29, 2007.

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Thomas J. Albani	$25,000		—	$98,110	—	—	—	$123,110
Christine M. Day	$27,500		—	$98,110	—	—	—	$125,610
Stephen L. Gulis, Jr.	$35,000	(1)	—	$98,110	—	—	—	$133,110
Christopher P. Kirchen	$30,000		—	$98,110	—	—	—	$128,110
David T. Kollat	$27,500		—	$98,110	—	—	—	$125,610
Brenda J. Lauderback	$25,000		—	$98,110	—	—	—	$123,110
Kristen L. Manos(2)	$6,250	(1)	—	$15,102	—	—	—	$21,352
Michael A. Peel	$30,000	(1)	—	$98,110	—	—	—	$128,110
Ervin R. Shames	$45,000		—	$98,110	—	—	—	$143,110
Jean-Michel Valette	$35,000		—	$98,110	—	—	—	$133,110

(1)  Each of these directors elected to receive all director's fees in the form of common stock under the company's Non-Employee Director Equity Plan and to defer receipt of such shares.  The number of shares paid is determined by dividing the amount of the director's fees to be deferred by the fair market value per share of our common stock on the date the fees otherwise would have been payable in cash.  The number of shares to be received by each of these directors in lieu of cash compensation for fiscal 2007 are as follows:  Mr. Gulis, 2,293 shares; Ms. Manos, 566 shares and Mr. Peel, 1,965 shares.

(2)  Ms. Manos joined our Board of Directors in October of 2007.

(3)  Reflects amounts recognized in 2007 for financial statement reporting purposes in accordance with SFAS 123R (excluding estimates for forfeitures) related to stock option awards and may include amounts for awards granted in 2007 or in prior years.  Assumptions used in the calculation of these amounts are described in Note 7 of the Notes to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2008.  As of December 29, 2007, each director had the following number of stock options outstanding:  Thomas J. Albani, 46,750;  Christine M. Day, 31,750;  Stephen L. Gulis, Jr., 31,750;  Christopher P. Kirchen, 95,500;  David T. Kollat, 110,500;  Brenda J. Lauderback, 54,250;  Kristen Manos, 8,500, Michael A. Peel, 73,000;  Ervin R. Shames, 140,500; and Jean-Michel Valette, 65,500.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight with respect to our company’s accounting and financial reporting functions, internal and external audit functions, and systems of internal controls regarding financial matters and legal, ethical and regulatory compliance.  The Audit Committee operates under a written charter approved by the Board of Directors.  A copy of the charter is available at the investor relations section of the company’s Web site at http://www.selectcomfort.com/investors.

The Audit Committee is currently composed of five directors, each of whom is independent as defined by the National Association of Securities Dealers’ listing standards.  From January to May 2007, the Audit Committee consisted of Jean-Michel Valette (Chair), Stephen L. Gulis, Jr., Christopher P. Kirchen and David T. Kollat.  In May 2007, Christine M. Day replaced Mr. Kollat on the Audit Committee and Mr. Gulis became the Chair of the Audit Committee.  In February 2008, Kristen L. Manos was added to the Audit Committee.

Management is responsible for our company’s financial reporting processes and internal control over financial reporting.  KPMG LLP, our Independent Registered Public Accounting Firm, is responsible for auditing (i) our company’s consolidated financial statements and (ii) the effectiveness of the company’s internal control over financial reporting.  These audits are to be conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States).  The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met in person or by telephone conference eight times during 2007.  These meetings involved representatives of management, internal audit and the Independent Registered Public Accounting Firm.  Management represented to the Audit Committee that our company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.  The Audit Committee has reviewed and discussed the consolidated financial statements, together with the results of management’s assessment of the company’s internal control over financial reporting, with management and the Independent Registered Public Accounting Firm.  The Audit Committee discussed with the Independent Registered Public Accounting Firm the matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”  The Independent Registered Public Accounting Firm provided the Audit Committee with written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with the Independent Registered Public Accounting Firm that firm’s independence.

Based upon the Audit Committee’s discussions with management, internal audit and the Independent Registered Public Accounting Firm, and the Audit Committee’s review of the representations of management and the Independent Registered Public Accounting Firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our company’s Annual Report on Form 10-K for the year ended December 29, 2007, for filing with the Securities and Exchange Commission.

This Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Board of Directors

Stephen L. Gulis, Jr., Chair
Christine M. Day
Christopher P. Kirchen
Kristen L. Manos
Jean-Michel Valette

APPROVAL OF SELECTION
OF INDEPENDENT AUDITORS

(Proposal 2)

______________

Selection of Independent Registered Public Accounting Firm (Independent Auditors)

The Audit Committee of the Board of Directors has selected KPMG LLP, as the company’s independent auditors for the 2008 fiscal year (ending January 3, 2009).  KPMG LLP has served as our independent auditors since 1993.

Although the Board is not required to submit the selection of independent auditors to shareholders for approval, and the Board would not be bound by shareholder approval or failure to approve the selection, the Board of Directors wishes to submit the selection of KPMG LLP to shareholders for approval consistent with best practices in corporate governance.

If shareholders do not approve the selection of KPMG LLP, the Audit Committee will reconsider whether to retain KPMG LLP and may determine to retain that firm or another firm without resubmitting the matter to shareholders.  Even if the selection of KPMG LLP is approved by shareholders, the Audit Committee may, in its discretion, direct the appointment of a different firm of independent auditors at any time during the year if it determines that such a change would be in the best interests of the company and our shareholders.

Representatives of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to questions from shareholders.

Audit and Other Fees

The aggregate fees billed for professional services by KPMG LLP in 2007 and 2006 were:

	2007	2006
Audit fees	$505,000	$542,750
Audit-related fees (1)	20,425	18,000
Audit and audit-related fees	$525,425	$560,750
Tax fees	–	--
All other fees	–	--
Total	$525,425	$560,750
___________________

(1)	For 2007, these fees related to the audit of the company’s 401(k) plan ($18,000) and review of SEC filings ($2,425). For 2006, these fees related to the audit of the company’s 401(k) plan.

Under the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission regarding auditor independence, the engagement of the company’s independent auditors to provide audit or non-audit services for the company must either be approved by the Audit Committee before the engagement or entered into pursuant to pre-approval policies and procedures established by the Audit Committee.  Our Audit Committee has not established any pre-approval policies or procedures and therefore all audit or non-audit services performed for the company by the independent auditors must be approved in advance of the engagement by the Audit Committee.  Under limited circumstances, certain de minimus non-audit services may be approved by the Audit Committee retroactively.  All services provided to the company by the independent auditors in 2007 were approved in advance of the engagement by the Audit Committee and no non-audit services were approved retroactively by the Audit Committee pursuant to the exception for certain de minimus services described above.

Board Recommendation

The Board recommends a vote FOR approval of the selection of KPMG LLP as our independent auditors for the 2008 fiscal year (ending January 3, 2009).  Unless a contrary choice is specified, proxies solicited by the Board will be voted FOR the approval of the selection of KPMG LLP.

OTHER MATTERS

______________

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock.  Executive officers, directors and greater than 10% beneficial owners are also required to furnish us with copies of all Section 16(a) forms they file.  To our knowledge, based upon a review of the copies of such reports furnished to us during the fiscal year ended December 29, 2007 and written representations by such persons, all reports were filed on a timely basis.

Shareholder Proposals for 2009 Annual Meeting

Any shareholder proposal requested to be included in the proxy materials for the 2009 Annual Meeting of Shareholders must be received by our company on or before December 2, 2008.

Our Bylaws require advance written notice to our company of shareholder-proposed business or of a shareholder’s intention to make a nomination for director at an annual meeting of shareholders.  They also limit the business, which may be conducted at any special meeting of shareholders to business brought by the Board.

Specifically, the Bylaws provide that business may be brought before an annual meeting by a shareholder only if the shareholder provides written notice to the Secretary of our company not less than 120 days prior to the first anniversary of the date that we first released or mailed our proxy materials to shareholders in connection with the preceding year’s annual meeting.  Under these provisions, notice of a shareholder proposal to be presented at the 2009 Annual Meeting of Shareholders (but that is not requested to be included in the proxy materials) must be provided to the Secretary of our company on or before December 2, 2008.  In the event, however, that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the preceding year’s annual meeting date, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

A shareholder’s notice must set forth:

•	A description of the proposed business and the reasons for it,

•	The name and address of the shareholder making the proposal,

•	The class and number of shares of common stock owned by the shareholder, and

•	A description of any material interest of the shareholder in the proposed business.

Our Bylaws also provide that a shareholder may nominate a director at an annual meeting only after providing advance written notice to the Secretary of our company within the time limits described above. The shareholder’s notice must set forth all information about each nominee that would be required under SEC rules in a proxy statement soliciting proxies for the election of such nominee, as well as the nominee’s business and residence address. The notice must also set forth the name and record address of the shareholder making the nomination and the class and number of shares of common stock owned by that shareholder.

Other Business

Management of our company does not intend to present other items of business and knows of no items of business that are likely to be brought before the Annual Meeting except those described in this Proxy Statement.  However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with the best judgment on such matters.

Copies of 2007 Annual Report

We will furnish to our shareholders without charge a copy of our Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 29, 2007 upon receipt from any such person of a written request for such an Annual Report.  Such request should be sent to:

Select Comfort Corporation
Investor Relations Department
9800 59th Avenue North
Plymouth, Minnesota 55442

Householding Information

Some banks, brokers and other record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that you and other holders of our company’s common stock in your household may not receive separate copies of our Proxy Statement or Annual Report.  We will promptly deliver an additional copy of either document to you if you call us at (763) 551-7498 or write us at the following address:

Select Comfort Corporation
Investor Relations Department
9800 59th Avenue North
Plymouth, Minnesota 55442

Your vote is important.  Whether or not you plan to attend the Annual Meeting, please vote your shares of common stock promptly by mail, telephone, or internet as instructed on your proxy card.

By Order Of the Board of Directors

/s/ Mark A. Kimball
Mark A. Kimball
Senior Vice President,
General Counsel and Secretary

April 1, 2008
Plymouth, Minnesota

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on 05/14/08.
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.
The following materials are available for view:

Notice and Proxy Statement and Form 10K Combo Document

To view this material, have the 12-digit Control #(s) available and visit: www.proxyvote.com

If you want to receive a paper or e-mail copy of the above listed documents you must request one. There is no charge to you for requesting a copy.
To facilitate timely delivery please make the request as instructed below on or before 04/30/08.
To request material:      Internet: www.proxyvote.com    Telephone: 1-800-579-1639    **Email: sendmaterial@proxyvote.com
**If requesting material by e-mail please send a blank e-mail with the 12-digit Control# (located on the following page) in the subject line.
Requests, instructions and other inquiries will NOT be forwarded to your investment advisor.

SELECT COMFORT CORPORATION
Vote In Person

Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the Meeting you will need to request a ballot to vote these shares.

Vote By Internet

To vote now by Internet, go to WWW.PROXYVOTE.COM. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your notice in hand when you access the web site and follow the instructions.

Meeting Location
The Annual Meeting for holders as of 03/17/08
is to be held on 05/14/08 at 8:00 A.M. Local Time
at:   The Northland Inn
7025 Northland Drive
Minneapolis, MN 55428

For Meeting Directions Please Call: 800-441-6422

Voting items
The Board of Directors Recommends a Vote
FOR Items 1 and 2.
1.	Election of Directors
Nominees:
1)	Christopher P. Kirchen
2)	Brenda J. Lauderback
3)	Michael A. Peel
4)	Jean-Michel Valette

2.	Proposal to approve the selection of KPMG LLP, certified public accountants, as independent auditors for the fiscal year ending January 3, 2009.

SELECT COMFORT CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 14, 2008
8:00 a.m. Local Time

The Northland Inn
7025 Northland Drive
Minneapolis, MN 55428

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10K Combo Document are available at www.proxyvote.com.

Select Comfort Corporation 9800 59th AVENUE NORTH PLYMOUTH, MN 55442	proxy

This proxy is solicited by the Board of Directors of Select Comfort Corporation for use at the Annual Meeting of Shareholders to be held on May 14, 2008.

The undersigned hereby appoints William R. McLaughlin and Mark A. Kimball (collectively, the "Proxies"), and each of them with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Select Comfort Corporation to be held on May 14, 2008 and at any adjournment or postponement thereof. Such shares will be voted as directed with respect to the proposals listed on the reverse side hereof and in the Proxies' discretion as to any other matter that may properly come before the meeting or at any adjournment or  postponement thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. When properly signed, this proxy will be voted in the manner directed. If no direction is given, this proxy will be voted FOR Items 1 and 2.

See reverse for voting instructions.

9800 59th AVENUE NORTH PLYMOUTH, MN 55442
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 12 noon CT on May 13, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Select Comfort Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 12 noon CT on May 13, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Select Comfort Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	SCOCO1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SELECT COMFORT CORPORATION

The Board of Directors Recommends a Vote FOR Items 1 and 2.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors	☐	☐	☐
1. Election of directors:
Nominees:
01) Christopher P. Kirchen
02) Brenda J. Lauderback
03) Michael A. Peel
04) Jean-Michel Valette

Vote on Proposals	For	Against	Abstain

2. Proposal to approve the selection of KPMG LLP, certified public accountants, as independent auditors for the fiscal year ending January 3, 2009.	☐	☐	☐

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH OF THE NOMINEES AND THE PROPOSAL SET FORTH ABOVE.

Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date